Exhibit 2.2
Execution Copy

ASSET PURCHASE AND SALE AGREEMENT

By and Between
EQUILON ENTERPRISES LLC
d/b/a
SHELL OIL PRODUCTS US
(Seller)
and
TESORO REFINING AND MARKETING COMPANY
(Buyer)
January 29, 2007

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ANNEXES AND SCHEDULES APPLICABLE TO ALL PREMISES

Annex A	Site List
Schedule A	Usage and Definitions
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DISCLOSURE SCHEDULES

Schedule 2.1 (a)	Fee Premises
Schedule 2. l(b)(i)	Leased Premises
Schedule 2. l(b)(ii)	Assumed Leases
Schedule 2.1(c)	Equipment and Personal Property
Schedule 2. l(d)	Assigned Permits
Schedule 2.1(e)	MSO Agreements
Schedule 2. l(f)	Wholesale Marketer Agreements
Schedule 2. l(h)	Dealer Instruments
Schedule 2.2(a)	Excluded Assets
Schedule 4.2(b)	Due Diligence Information
Schedule 4.2(d)	Employee Matters
Schedule 4.4	Permitted Encumbrances
Schedule 7.3	Seller Required Consents
Schedule 7.6	Contracts and Commitments
Schedule 7.7	Purchased Premises; Equipment
Schedule 7.8	Actions and Proceedings
Schedule 7.9	Compliance with Laws
Schedule 7. 10	Historical Sales Volume Information
Schedule 8.3	Buyer Required Consents
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EXHIBITS

Exhibit A	Form of Grant Deed
Exhibit B	Form of Assignment of Lease
Exhibit C	Form of Bill of Sale
Exhibit D	Form of Assignment of Contracts
Exhibit E	Form of Refiner-Supplier Development Agreement
Exhibit F	Form of Access Agreement
Exhibit G	Form of Non-Foreign Entity Certification
Exhibit H	Form of Assignment of MSO and Wholesale Marketer Agreements
Exhibit I	Form of Assignment of Dealer Instruments
Exhibit J	Form of Transition Services Agreement
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ASSET PURCHASE AND SALE AGREEMENT
     This Asset Purchase and Sale Agreement (“Agreement”) dated as of the 29th day of January, 2007 (the “Execution Date”), is by and between EQUILON ENTERPRISES LLC, d/b/a Shell Oil Products US, a Delaware limited liability company (“Seller”), and TESORO REFINING AND MARKETING COMPANY, a Delaware corporation (“Buyer”).
R E C I T A L S
     WHEREAS, contemporaneously with the execution of this Agreement the Parties have entered into an Asset Purchase Agreement (the “Refinery Asset Purchase Agreement”) pursuant to which Seller will sell to Buyer, and Buyer will purchase from Seller, the crude oil refinery complex owned by Seller commonly known as the Los Angeles Refinery, located in the cities of Los Angeles, California and Wilmington, California (the “Refinery”);
     WHEREAS, Seller is the owner of various fee properties, leasehold interests and certain improvements and equipment and is a party to certain contracts that Seller desires to sell or assign, and in connection with the acquisition of the Refinery Buyer desires to purchase or take an assignment thereof, all relating to two hundred fifty five (255) retail service stations in California that are currently branded with the Brand (as defined herein);
     WHEREAS, with respect to such two hundred fifty five (255) retail service stations:
     1. Seller owns either the fee or leasehold interest in one hundred thirty two (132) of the retail service stations, as indicated in the site list attached as Annex A (the “Site List”), and Seller operates such retail service stations pursuant to seven (7) separate MSO Agreements (the “Contract Operator Premises”);
     2. Seller owns the fee or leasehold interest in sixty four (64) of the retail service stations, as indicated in the Site List, where Seller currently leases such retail service station to independent dealers (the “RORO Premises” which, together with the Contract Operator Premises, are referred to as the “Purchased Premises”);
     3. Seller supplies the fifty nine (59) remaining retail service stations with retail motor fuel pursuant to retail fuel supply agreements, as indicated in the Site List, but Seller does not otherwise own a property interest in such retail service stations (“Open Dealer Premises”); and
     WHEREAS, Buyer desires to (a) purchase the fee and leasehold interests, as applicable, relating to the Purchased Premises, (b) take an assignment of the MSO Agreements relating to the Contract Operator Premises, (c) take an assignment of certain retail fuel supply agreements relating to the RORO Premises and Open Dealer Premises (including the leasing agreements related to the RORO Premises) and other contracts, (d) purchase certain personal property assets at the Purchased Premises all as more fully set forth herein and (e) take an assignment of certain Wholesale Marketer Agreements of Seller; and
     WHEREAS, concurrently with the execution hereof, the Parties have entered into a Retail Environmental Agreement for purposes of agreeing on certain environmental-related matters applicable during the periods prior to and after the Effective Time (the “Environmental Agreement”);
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, including, but not limited to, execution by the Parties of the Refiner-Supplier
Retail Asset Purchase Agreement

Development Agreement (as defined herein), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE 1
DEFINITIONS AND PROCEDURES
     1.1 Definitions and Procedures. Unless defined in this Agreement or the context shall otherwise require, terms used and not defined herein shall have the meanings set forth in Schedule A hereto, and unless otherwise provided in this Agreement, all rules as to usage and procedural conventions set forth in Schedule A hereto shall govern this Agreement.
ARTICLE 2
PURCHASE AND SALE OF THE ASSETS
     2.1 Purchase and Sale of the Assets. Subject to any Purchased Premises or Open Dealer Premises becoming a Dropped Premises as described in Section 2.3 (Dropped Premises) below or a ROFR Premises as described in Section 4.5 (Purchased Premises Subject to Right of First Refusal or Bona Fide Offer to Purchase), and subject to the other terms and conditions herein, at the Effective Time, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase, acquire, accept and agree to perform, in each case arising from and after the Effective Time, all of Seller’s right, title and interest in and obligations to and under the following:
     (a) the fee simple interest in the Purchased Premises set forth on Schedule 2.1 (a), together with all easements and rights appurtenant thereto and all buildings and improvements located thereon (the “Fee Premises”), subject, however, to modification of Schedule 2.1 (a) in accordance with the procedures specified in Section 2.3 (Dropped Premises) or Section 4.5 (Purchased Premises Subject to Right of First Refusal or Bona Fide Offer to Purchase);
     (b) the leasehold interest in the Purchased Premises set forth on Schedule 2.1(b)(i) (the “Leased Premises”), together with all rights in and obligations under each lease agreement described on Schedule 2.1(b)(ii) (the “Assumed Leases”), subject, however, to modification of Schedules 2.1(b)(i) and 2.1(b)(ii) in accordance with the procedures specified in Section 2.3 (Dropped Premises);
     (c) all equipment, fixtures and personal property owned by Seller, located on the Purchased Premises and not owned by any Contract Operator, Dealer or Third Party, including the equipment, fixtures and personal property described in general categories on Schedule 2.1(c) (the “Equipment”), subject, however, to modification of Schedule 2.1(c) in accordance with the procedures specified in Section 2.3 (Dropped Premises) or Section 4.5 (Purchased Premises Subject to Right of First Refusal or Bona Fide Offer to Purchase);
     (d) all Permits for the Contract Operator Premises, to the extent held and assignable by Seller and necessary for the operation of the Contract Operator Premises, including the Permits listed on Schedule 2.1(d) (the “Assigned Permits”);
     (e) the MSO Agreements described on Schedule 2.1(e), subject to the provisions of Section 4.2(b)(iii);
     (f) the wholesale marketer agreements described on Schedule 2.1(f) (the “Wholesale Marketer Agreements”);
Retail Asset Purchase Agreement

     (g) to the extent assignable by Seller, all (A) contracts, agreements, leases and arrangements relating to personal property or equipment located on the Purchased Premises, (B) retail sales area and repair facility leases operated at the Purchased Premises, and (C) non-petroleum leases and contracts, agreements, leases and arrangements related to quick-serve restaurants at any of the Purchased Premises (the “Assumed Contracts”), subject to the provisions of Section 4.2(b)(iii);
     (h) the Retail Sales Agreements, the Retail Facility Lease Agreements, the Incentive Agreements and the Security Agreements described on Schedule 2.1(h) (collectively, the “Dealer Instruments”);
     (i) all Refined Petroleum Products Inventory at the Contract Operator Premises as of the Conversion Date;
     (j) any and all security or other deposits and unamortized balances held by Seller under any Assumed Contract; and
     (k) to the extent available, the Asset Records.
     The items listed in Section 2.1 (a) — (k), excluding the Excluded Assets, being collectively referred to herein as the “Assets.”
     2.2 Excluded Assets. Notwithstanding Section 2.1 (Purchase and Sale of the Assets), and for the avoidance of doubt, Seller shall not sell to Buyer and Buyer shall not purchase from Seller, or assume any of Seller’s rights under, any of the following pursuant to this Agreement:
     (a) any asset or agreement set forth on Schedule 2.2(a);
     (b) any Dropped Premises or ROFR Premises, as applicable, and the Assets related thereto;
     (c) the UST System(s) identified on Schedules 3.01 (a)(i) and 3.01(a)(ii) to the Environmental Agreement;
     (d) any Permit that is not held or assignable by Seller or necessary for the operation of the Purchased Premises, including, without limitation, any Permit regarding the sale or ownership of alcoholic beverages and any Permit regarding the sale of lottery tickets or presence of gaming equipment;
     (e) any asset located at a Purchased Premises or an Open Dealer Premises that is owned by a Contract Operator, Dealer or any other Third Party;
     (f) any Non-Petroleum Products Inventory owned by a Contract Operator, Dealer or any other Third Party;
     (g) any groundwater monitoring wells or other environmental equipment at the Purchased Premises on the Closing Date, or installed after the Closing Date by Seller pursuant to Section 6.05 of the Environmental Agreement;
Retail Asset Purchase Agreement

     (h) any automatic teller machines, back office computer equipment and telecommunication equipment at the Purchased Premises, including satellite communications equipment;
     (i) any software programs that track sales information at the Purchased Premises or that monitor USTs and Refined Petroleum Products Inventory; and
     (j) any right, title or interest in any logo, trade name, trademark, service mark, house mark, domain name, web site or company name to the extent it contains or consists of the word “Shell”, “SOPUS”, “Select”, “Shell Rapid Lube”, “Pennzoil” or “Quaker State” or the “Shell”, “SOPUS”, “Select”, “Shell Rapid Lube”, “Pennzoil” or “Quaker State” emblem or any other emblem, logo or other mark in which “Shell”, “SOPUS”, “Select”, “Pennzoil” or “Quaker State” or any of them appears in translational or transliteral form or any third party logo, trade name, trademark, service mark, house mark, domain name, web site or company name used in connection with the Purchased Premises (rights, if any, to use the “Shell” marks/names being granted pursuant to, and subject to the conditions of the Refiner-Supplier Development Agreement).
     The items listed in Section 2.2(a)-(j) being collectively referred to herein as the “Excluded Assets”. Title to the Excluded Assets is not being transferred to Buyer pursuant to this Agreement or the transactions contemplated herein.
     2.3 Dropped Premises.
     (a) Pursuant to the procedures set forth in this Section 2.3, a Party may elect to drop one or more of the Purchased Premises or assignment of Dealer Instruments as it relates to an Open Dealer Premises (each then referred to as a “Dropped Premises”) as provided below:
     (i) If (i) Seller is unable, within the time provided for in Section 4.4 (Title Objections), to cure any Material Title Objections made by Buyer under the terms of Section 4.4 (Title Objections) to the satisfaction of Buyer, (ii) Seller and Buyer are unable to reach agreement in respect of any Material Title Objections made by Buyer under the terms of Section 4.4 (Title Objections) and (iii) Buyer does not waive any uncured Material Title Objection, Buyer may drop the applicable Purchased Premises from this Agreement;
     (ii) If after the Execution Date and prior to the Closing Date, a public taking of an entire Purchased Premises or Open Dealer Premises occurs, or a partial taking occurs that materially impairs the continued operation of such Purchased Premises or Open Dealer Premises as a retail motor fuel facility, Buyer may drop the applicable Purchased Premises or Open Dealer Premises from this Agreement upon written notice to Seller and, if with respect to a Purchased Premises, the Title Company;
     (iii) If based on the UST System review described in Section 3.01(c)(ii) of the Environmental Agreement, Seller determines that removal of a UST System at a Purchased Premises is appropriate, Buyer may drop the applicable Purchased Premises from this Agreement upon written notice to Seller and the Title Company;
     (iv) In the event of substantial loss or damage to any Purchased Premises or Open Dealer Premises after the Execution Date and prior to the Closing Date by fire or other casualty that materially impairs the continued operation of such Purchased Premises
Retail Asset Purchase Agreement

as a retail motor fuel facility and the Parties have failed to agree on an appropriate price reduction pursuant to Section 4.7 (Casualty Loss), Buyer may drop the applicable Purchased Premises or Open Dealer Premises from this Agreement upon written notice to Seller and, if with respect to a Purchased Premises, the Title Company;
     (v) In the event that Seller is unable to obtain any Seller Required Consent (other than a consent related to an exercise of a right of purchase or right of first refusal which is governed by Section 4.5 (Purchased Premises Subject to Right of First Refusal or Bona Fide Offer to Purchase) and other than a Seller Required Consent related to the assignment of an MSO Agreement) with respect to any particular Purchased Premises, either Party may drop such Purchased Premises from this Agreement upon written notice to the other Party and the Title Company; provided, however, that Seller’s right to drop a Purchased Premises pursuant to this subparagraph (v) for failure to obtain a Seller Required Consent shall be conditioned on Seller having taken such actions to obtain such Seller Required Consent as are commercially reasonable and necessary under the circumstances (it being understood that such actions by Seller shall not include any requirement of Seller to expend money, commence any litigation or offer or grant any accommodation (financial or otherwise) to any Third Party);
     (vi) In the event that a particular Purchased Premises is the subject of any pending or threatened litigation, either Party may drop such Purchased Premises from this Agreement upon written notice to the other Party and the Title Company; and
     (vii) In the event that Seller has notified a Dealer that such Dealer is in payment default under its respective Dealer Instruments, such payment default is in an amount in excess of $25,000, and such payment default remains uncured for a period of more than thirty (30) days after the date on which Seller notifies such Dealer of the payment default, Buyer may drop the applicable Purchased Premises or Open Dealer Premises from this Agreement upon written notice to Seller and, if with respect to a Purchased Premises, the Title Company.
Purchased Premises may not be dropped pursuant to subparagraphs (i), (iii) or (v) above after the seventieth (70th) day following the Execution Date.
     (b) If a Party elects to drop any Purchased Premises or Open Dealer Premises as provided above, then subject to subparagraph (c) below, (i) Seller shall substitute the Purchased Premises or Open Dealer Premises that become Dropped Premises with a replacement asset or assets (“Replacement Asset(s)”) with equivalent historical annual volume as the Dropped Premises, (ii) the Purchase Price shall be adjusted to account for the difference (positive or negative, if any) between the value attributable to the Dropped Premises and the value attributable to the Replacement Asset(s) substituted in accordance with this Section 2.3, and (iii) Schedules 2.1 (a) through 2.1(c), Schedule 2.1(h) and the Site List (as applicable) shall be updated to reflect the removal of the Dropped Premises from the Assets and the addition of the Replacement Asset(s), together with any personal property and equipment associated therewith, to the Assets.
     (c) Seller shall have no further obligation to substitute Dropped Premises with Replacement Asset(s) pursuant to subparagraph (b) above from and after such time as the aggregate historical annual volume of all Replacement Assets substituted pursuant to subparagraph (b) equals or exceeds 57,600,000 gallons per year (the “Drop Threshold”).
Retail Asset Purchase Agreement

     (i) After such time as the Drop Threshold has been reached, in the event that a Party elects to drop any Purchased Premises or Open Dealer Premises as provided above, (A) the Purchase Price will be reduced by an amount that is mutually agreed by the Parties, (B) the “Minimum Annual Gallons” (as defined in the Refiner-Supplier Development Agreement) shall be reduced by the number of gallons attributable to the Dropped Premises set forth in the Refiner-Supplier Development Agreement, (C) Schedules 2.1 (a) through 2.1(c), Schedule 2.1(h) and the Site List (as applicable) shall be updated to reflect the removal of the Dropped Premises from the Assets, and (D) other than as provided in clauses (A) through (C) of this subparagraph (c)(i), Buyer shall not be entitled to any other remedy, either at law or in equity, including, without limitation, damages of any nature whatsoever or specific performance with respect to the Dropped Premises or to substitution of the Dropped Premises, all of which Buyer hereby irrevocably waives.
     (ii) At any time after the Drop Threshold has been reached, Buyer may revoke its previous election to make a Purchased Premises or Open Dealer Premises a Dropped Premises and agree that such Dropped Premises shall be included as an Asset (in such case, a “Reinstated Premises”), in which case (A) Schedules 2.1 (a) through 2.1(c), Schedule 2.1(h) and the Site List (as applicable) shall be updated to reflect the addition of such Reinstated Premises as an Asset and (B) the Purchase Price shall be adjusted to account for both the increase in value attributable to such Reinstated Premises as well as the decrease in value attributable to such Reinstated Premises when taking into consideration the particular reason the Reinstated Premises was originally dropped pursuant to subparagraphs (a)(i) through (a)(vii) above.
     (d) In the event that the Parties are unable to mutually agree upon a valuation of a Dropped Premises or Replacement Asset(s) for purposes of this Section 2.3, then the Parties shall proceed to resolve such disagreement in accordance with the procedures described in Section 4.2(c); provided that if the Parties are unable to resolve such disagreement in accordance with the procedures described in Section 4.2(c) then, prior to referring the matter to the dispute resolution procedures established in Section 13.3 (Dispute Resolution), the Parties shall refer the matter to one or more appraisers for resolution; provided, further, that if there are any disagreements with respect to valuation pending on the Closing Date then (i) no adjustment to the Purchase Price shall be made for purposes of Closing, (ii) the Parties shall proceed with the Closing and (iii) following the Closing the Parties shall continue to work together to reach an agreement on any outstanding valuation matters for sixty (60) days after the Closing Date. If, upon the expiration of such 60-day period the Parties have been unable to mutually agree on the valuation of any Dropped Premises, Replacement Asset(s) or the amount of any corresponding adjustments to the Purchase Price, the Parties shall refer the matter to the dispute resolution procedures established in Section 13.3 (Dispute Resolution).
     2.4 Removed UST Systems. Buyer acknowledges that Schedules 3.01(a)(i) and 3.01(a)(ii) of the Environmental Agreement identify certain UST Systems located at Purchased Premises that will be removed by Seller prior to the Effective Time or after the Effective Time, as the case may be, and that no adjustment to the Purchase Price will occur as a result of such removal. Buyer acknowledges that UST Systems may be added to or removed from Schedules 3.01 (a)(i) and 3.01(a)(ii) of the Environmental Agreement and adjustments will be made, as a result of such additions and deletions, to the Purchase Price as provided in Article III of the Environmental Agreement.
Retail Asset Purchase Agreement

     2.5 Refiner-Supplier Development Agreement. As an inducement to each of Seller and Buyer to enter into this Agreement, at Closing Seller and Buyer shall enter into a Refiner-Supplier Development Agreement in the form of Exhibit E (the “Refiner-Supplier Development Agreement”).
ARTICLE 3
PURCHASE PRICE
     3.1 Purchase Price for Assets Other than Inventory. The Parties hereby agree that the aggregate purchase price payable by Buyer for the Assets other than the Refined Petroleum Products Inventory (the “Purchase Price”) is included within the purchase price payable by Buyer under the Refinery Asset Purchase Agreement. The Parties further agree that the Purchase Price shall be subject to adjustment (a) as provided in Section 2.3 (Dropped Premises), (b) as provided in Section 4.5 (Purchased Premises Subject to Right of First Refusal or Bona Fide Offer to Purchase), (c) as provided in Section 4.7 (Casualty Loss) and (d) as provided in the Environmental Agreement with respect to USTs to be removed prior to or after the Effective Time. In addition, Buyer shall be responsible for the payment of Taxes, costs and such other fees, as provided in Section 5.4 (Costs, Fees and Taxes Related to Closing), Section 9.2 (Taxes) and Section 9.3 (Expenses) of this Agreement.
     3.2 Refined Petroleum Products Inventory Count. At a mutually agreed time on the Conversion Date for each Contract Operator Premises, Seller shall conduct an inventory, using the electronic tank gauging equipment currently installed at each Contract Operator Premises, of the Refined Petroleum Products Inventory present at each of the Contract Operator Premises. After the electronic inventory is taken, Seller shall prepare an inventory statement for each of the Contract Operator Premises setting forth the quantities of each product grade of the Refined Petroleum Products Inventory on the applicable Conversion Date. The inventory statement shall also reflect the corresponding value for each product grade of Refined Petroleum Products Inventory, which shall be calculated based on the following values as of the close of the Business Day prior to the Conversion Date (such statement, an “Inventory Statement”):
     (a) Gasoline to be calculated as follows:
Premium: (V-Power): BG PUL 90 CARBOB for ETOH 5.7% Vol.: OPIS Los Angeles SpotPL CARBOB-P High, times 47.15%, plus OPIS Los Angeles Spot PL CARBOB-P Low, times 47.15%, plus OPIS Los Angeles Spot Ethanol, Mid times 5.7%.
Regular: BG RUL 85.5 CARBOB for ETOH 5.7% Vol.: OPIS Los Angeles Spot PL CARBOB-R High, times 47.15%; plus OPIS Los Angeles Spot PL CARBOB-R Low times 47.15%; plus OPIS Los Angeles Spot Ethanol, Mid times 5.7%.
Mid Grade: Premium (as calculated above) times 50%, plus Regular times 50%.
In addition to the base gasoline, the following elements will be added to each of above figures to arrive at a total figure per gallon:
Transportation, Terminal & Delivery: 5.25 cents per gallon.
Gasoline Fee: 1.725 cents per gallon.
Retail Asset Purchase Agreement

     (b) Diesel to be calculated as follows:
Diesel Distillate: OPIS Los Angeles Spot PL CARB No. 2 High, times 50%, plus OPIS Los Angeles Spot PL CARB No. 2 Low, times 50%.
In addition to the base diesel, the following elements will be added to arrive at a total figure per gallon:
Transportation, Terminal & Delivery: 5.25 cents per gallon.
Diesel Fee: .75 cents per gallon.
On the Conversion Date, once the Inventory Statements have been reviewed and accepted by Seller and Buyer, the Inventory Statements for each Contract Operator Premises shall be executed by Buyer and Seller.
     3.3 Inventory Payment. Payment for the value of the Refined Petroleum Products Inventory as determined pursuant to Section 3.2 (Refined Petroleum Products Inventory Count) shall be paid by Buyer within five (5) days of Buyer’s receipt of the Inventory Statement in U.S. Dollars by wire transfer to the account(s) designated in writing by Seller.
     3.4 Deferred Like-Kind Exchange. Either Party may elect to structure the conveyance, transfer or assignment of all or an applicable portion of the Assets as a tax-free exchange pursuant to Section 1031 of the Code (a “1031 Exchange”), provided that (a) such Party gives notice of such election to the other Party at least fifteen (15) days prior to the Closing Date, (b) Buyer shall not be required to take title to any other property and (c) such structure does not have any adverse effect on the other Party. If such an exchange is elected by such Party (the “Electing Party”), the Parties will use commercially reasonable efforts to execute all necessary 1031 Exchange documents (provided, that any costs and expenses incurred shall be borne by the Electing Party), that shall be in a form mutually acceptable to the Parties.
ARTICLE 4
PRE-CLOSING COVENANTS AND AGREEMENTS
     4.1 Right of Entry and Inspection. Until the Closing Date, Buyer may, personally or through agents, employees, appraisers, contractors or subcontractors, enter the Purchased Premises, at Buyer’s sole cost and expense and at reasonable times during normal business hours, and inspect the Purchased Premises and the equipment and personal property located thereon and Seller’s relevant books and records relating thereto, except for such books and records which may not be provided by Seller to Buyer in accordance with applicable Law or which contain competitive information of Seller or its Affiliates. Buyer shall coordinate all such inspections with Seller to minimize disruption of business at the Purchased Premises. Buyer’s right of entry and inspection is limited to visual inspection only (which may include inspection of the physical condition and characteristics of the Purchased Premises and the taking of photographs) and Buyer shall not perform intrusive or invasive tests or inspections of any kind. Seller will reasonably cooperate with Buyer to coordinate (i) Buyer’s inspection of the Open Dealer Premises and (ii) communications between Buyer and lessors, lessees, Contract Operators, Dealers, employees and subcontractors; provided that Buyer shall not communicate with any lessor, lessee, Contract Operator, Dealer, employee or subcontractor during visits to any of the Purchased Premises, Open Dealer Premises or otherwise without first obtaining the express consent of Seller’s Assigned Rep. Buyer assumes all risks involved in entering and inspecting the Purchased Premises and Open Dealer Premises.
Retail Asset Purchase Agreement

     4.2 Pre-Closing Transition and Dispute Resolution.
     (a) Transitional Matters. Seller agrees to reasonably cooperate with Buyer prior to Closing in order to facilitate the transition of the Assets to Buyer and allow Buyer to operate the Assets after Closing.
     (b) Contracts.
     (i) Promptly following the Execution Date, Seller shall solicit any Seller Required Consents required under any Assumed Contracts, Assumed Leases, MSO Agreements, Dealer Instruments or Wholesale Marketer Agreements.
     (ii) To the extent that Buyer has not been provided with true and correct copies of all the Assumed Contracts, Assumed Leases, MSO Agreements, Dealer Instruments and Wholesale Marketer Agreements prior to the Execution Date, Seller shall promptly, but in any event within thirty (30) days following the Execution Date, provide or make available true and correct copies of such contracts to Buyer. Additionally, no later than forty five (45) days following the Execution Date, Seller shall have made available to Buyer the information set forth on Schedule 4.2(b). Notwithstanding the provision of any documents or information pursuant to this Section, Buyer hereby acknowledges that it is relying on its own review and investigation of the documents and information made available by Seller and that Seller is making no representations or warranties other than the representations and warranties of Seller in ARTICLE 7.
     (iii) Buyer shall have a period of thirty (30) days following delivery of copies of the Assumed Contracts and MSO Agreements pursuant to subparagraph (b)(ii) to request that Seller terminate, prior to Closing, any Assumed Contract or MSO Agreement that may be terminated by Seller without any cost, termination fee or similar expense to Seller. Seller shall have no obligation to terminate an Assumed Contract or MSO Agreement unless Seller is able to terminate such Assumed Contract or MSO Agreement without any cost, termination fee or similar expense to Seller, in which case Seller shall either (A) terminate such Assumed Contract or MSO Agreement prior to or effective as of the Closing Date or (B) in the event such Assumed Contract or MSO Agreement is not able to be terminated prior to or effective as of the Closing Date due to a pre-termination notice or similar provision, then Seller shall initiate termination proceedings with respect to such Assumed Contract or MSO Agreement at or prior to Closing, and such Assumed Contract or MSO Agreement shall constitute an Asset assigned to Buyer at Closing. For the avoidance of doubt, any Assumed Contract or MSO Agreement that Seller is unable to terminate prior to or effective as of the Closing Date in accordance with this subparagraph (b)(iii) shall be assumed by Buyer at the Effective Time.
     (c) Disputes. During the period prior to Closing, prior to referring any dispute, disagreement or matter in controversy to the dispute resolution procedures established in Section 13.3 (Dispute Resolution) hereof the Parties shall attempt to resolve such dispute, disagreement or matter in controversy in accordance with the procedures established in this subparagraph (c). In the event any dispute, disagreement or matter in controversy arises between the Parties, either Party may send to the other Party a written notice briefly summarizing the nature of the matter and requesting that the Parties resolve such matter pursuant to this subparagraph (c). Within three (3) days of receipt of such notice, the other Party shall cause its Assigned Rep to meet with the Assigned Rep of the requesting Party and attempt in good faith to resolve such dispute, disagreement or matter in controversy. If the Parties’ Assigned Reps are unable, within five (5)
Retail Asset Purchase Agreement

days of their initial meeting, to resolve such dispute, disagreement or matter in controversy to the reasonable satisfaction of the Parties, then either Party may notify the other Party that it desires that the matter be referred to management-level personnel of the Parties for further discussion and resolution. Following delivery of any such notice, each Party shall cause a Vice President or other officer with a similar level of responsibility and decision-making authority (a “Management-Level Rep”) to meet with the other Party’s Management-Level Rep to further discuss and attempt in good faith to resolve such dispute, disagreement or matter in controversy. For purposes of the preceding sentence, it is agreed that Buyer will designate Everett Lewis as its Management-Level Rep and Seller will designate David A. Sexton as its Management-Level Rep. If the Parties’ Management-Level Reps are unable, within five (5) days of their initial meeting, to resolve such dispute, disagreement or matter in controversy to the reasonable satisfaction of the Parties, then either Party may refer the matter to the dispute resolution procedures established in Section 13.3 (Dispute Resolution) hereof.
     (d) Employee Matters. Seller and Buyer agree to the provisions concerning employees as set forth in Schedule 4.2(d).
     4.3 Title Commitments/Title Policies. On or prior to thirty (30) days after Buyer and Seller mutually select a nationally recognized title company (the “Title Company”), Seller shall deliver to Buyer a preliminary title report and form of Title Commitment for each of the Purchased Premises, together with true, correct and legible copies of all instruments referred to in the title reports as conditions or exceptions to title by the Title Company. Buyer and Seller shall each pay fifty percent (50%) of the costs of the premiums for the CLTA Owner’s Policies of Title Insurance or Leasehold Policies of Title Insurance on the Purchased Premises. In the event that Buyer elects to purchase extended coverage/owner’s title policies (ALTA), the incremental cost of such coverage/policies and any required surveys shall be paid solely by Buyer. Additionally, Buyer shall be solely responsible for the purchase of any lenders policies of title insurance. The legal description of a Fee Premises that is attached to the Grant Deed for such Fee Premises shall be the same as the legal description on the grant deed that was used when Seller acquired such Fee Premises. Likewise, the legal description of a Leased Premises that is set forth in the Assignment of Lease for such Leased Premises shall be the same as the legal description reflected in the underlying Assumed Lease.
     4.4 Title Objections. Within thirty (30) days following receipt of the preliminary title reports referred to in Section 4.3, Buyer shall (a) review the form of Title Commitment and any related correspondence or information provided by Seller to the Title Company for each of the Purchased Premises and (b) give written notice to Seller of any Material Title Objections which Buyer or their lender may have to title. Material Title Objections shall not include the encumbrances set forth on Schedule 4.4 (“Permitted Encumbrances”). Seller is not obligated to cure title defects, remove encumbrances or convey an estate greater than it owned on the Execution Date. Should a title examination disclose unpaid or possible unpaid franchise taxes due the State by Seller, such taxes shall not be considered a Material Title Objection, provided Seller furnishes Buyer or the Title Company a letter agreeing to satisfy any delinquency for such taxes. Within fifteen (15) days after receipt of Buyer’s notice of Material Title Objections, Seller shall commence to use its commercially reasonable efforts to cure the Material Title Objections to the reasonable satisfaction of the Title Company or reach an agreement with Buyer as to the resolution of the Material Title Objections. If Seller is unable to cure a Material Title Objection and the Parties are unable or unwilling to reach agreement with respect to such Material Title Objection within five (5) days, Buyer may, at Buyer’s option, either (a) waive such uncured Material Title Objection and proceed with the transactions contemplated by this Agreement; or (b) if Buyer does not so waive such uncured Material Title Objection, then drop the applicable Purchased Premises from this Agreement pursuant to Section 2.3 (Dropped Premises) and consummate the purchase of the remaining Purchased Premises. Notwithstanding the preceding sentence or any other provision of this Agreement to the
Retail Asset Purchase Agreement

contrary, except in the case where Seller is contesting a Monetary Lien in good faith, in the event that any Purchased Premises is subject to Monetary Liens such Purchased Premises shall not be subject to the provisions of Section 2.3 (Dropped Premises) as a result of such Monetary Liens, so long as the Purchase Price is reduced by the value of such Monetary Liens which are not remedied by Seller prior to Closing (such evidence of payoff to be reasonably satisfactory to Buyer). If Seller is contesting a Monetary Lien in good faith then there shall be no Purchase Price reduction and such Purchased Premises shall be subject to the provisions of Section 2.3 (Dropped Premises). For purposes of this Section 4.4, the term “Monetary Liens” shall collectively refer to any of the following: (a) any mortgage, deed of trust, or other instrument securing any financial obligation of any party other than Buyer; (b) any tax liens, abstracts of judgments, mechanics’ liens or similar liens or encumbrances which require any monetary payment to remove or release; (c) any lien for delinquent taxes or assessments; and (d) any notices of default, foreclosure notices, or similar notices reflecting any action being taken to assert or foreclose upon any lien or encumbrance.
     4.5 Purchased Premises Subject to Right of First Refusal or Bona Fide Offer to Purchase. If, between the Execution Date and the Closing, a Dealer notifies Seller that it has elected to exercise a right of purchase or right of first refusal with respect to the RORO Premises leased to such Dealer by Seller (each such RORO Premises with respect to which such a right is exercised is hereinafter referred to as a “ROFR Premises”), Seller shall promptly notify Buyer of such exercise. Upon any RORO Premises becoming ROFR Premises, (a) the Purchase Price will be reduced by an amount equal to the amount that the Dealer has agreed to pay Seller for the ROFR Premises or, if the purchase of the ROFR Premises has been consummated prior to the Closing Date, the amount actually paid by the Dealer for the ROFR Premises (provided that the sales price offered to such Dealer by Seller shall be based upon the value of the ROFR Premises as determined pursuant to an appraisal obtained by Seller), and (b) the ROFR Premises and all personal property and equipment associated therewith will no longer be included as Assets for any purposes hereunder and Schedules 2.1 (a) through (c), Schedule 2.1 (h) and the Site List (as applicable) shall be updated accordingly. Except for the reduction in the Purchase Price described in the preceding sentence, Buyer is not entitled to any other remedy, either at law or in equity, including, without limitation, damages of any nature whatsoever and specific performance with respect to the ROFR Premises or to substitution of the ROFR Premises, all of which Buyer hereby irrevocably waives. Notwithstanding Section 2.3 hereof, it is hereby agreed that to the extent any Purchased Premises become ROFR Premises this Section 4.5 shall be the exclusive statement of the rights of Buyer in respect of such Purchased Premises.
     4.6 Condemnation. If, after the Execution Date and before the Closing Date, Seller is notified in writing by any Governmental Entity that a formal proceeding has been or will be instituted by such Governmental Entity for the public taking of all or any portion of a Purchased Premises or the impairment of access to, or other interference with any Purchased Premises, Seller shall provide Buyer prompt notice of such action. If the Purchased Premises which is the subject of the public taking is not dropped pursuant to Section 2.3 (Dropped Premises), then Seller shall assign to Buyer all of Seller’s rights to compensation from such taking.
     4.7 Casualty Loss. If, after the Execution Date and before the Closing Date, there is a substantial loss or damage to any Purchased Premises by fire or other casualty which precludes the continued operation of such Purchased Premises as a retail motor fuel facility, Seller shall provide written notice to Buyer and within ten (10) days of such notice Seller and Buyer shall discuss an appropriate reduction to the Purchase Price. If the Parties cannot agree on an appropriate Purchase Price reduction, Buyer may drop such Purchased Premises pursuant to Section 2.3 (Dropped Premises).
     4.8 Access Agreement. Buyer agrees to execute an Access Agreement, the form of which is attached as Exhibit F, which shall be recorded in the real property records together with the Grant Deed or
Retail Asset Purchase Agreement

Assignment of Lease, as applicable, to the Purchased Premises. The Access Agreement grants, on behalf of Buyer, its heirs, successors and assigns, permission to Seller, its employees, authorized agents and contractors, to enter the Purchased Premises (including any building and facilities located thereon), following notice to Buyer as may be provided by the Access Agreement, to conduct the activities described in Articles III and V of the Environmental Agreement and Sections 6.01 and 6.02 of the Environmental Agreement.
     4.9 Supplemental Disclosures. The Parties acknowledge that they have not had an opportunity prior to the Execution Date to compile a data room or conduct full due diligence and that this Section 4.9, together with Section 10.1(d), is intended to provide Buyer’s sole and exclusive remedy in connection with any disclosure by Seller of additional matters after the Initial Schedules Update. Within thirty (30) days of the Execution Date (the “Initial Schedules Update”), Seller shall update the Schedules to this Agreement and the Schedules to the Environmental Agreement to reflect information not provided on such Schedules as of the Execution Date. Thereafter, Seller may notify Buyer of additions or changes to the Schedules to this Agreement or the Environmental Agreement (as applicable) solely required to reflect events occurring subsequent to, or facts discovered by Seller after, the Initial Schedules Update, so as to cause such Schedules to accurately reflect the information required to be disclosed thereon and Seller’s representations and warranties contained herein (other than any which speak as to a particular date) to be true and correct in all material respects as of the Closing Date. Subject to the following sentence, notices given by Seller pursuant to this Section 4.9 will be deemed to have amended the Schedules to this Agreement or the Environmental Agreement (as applicable), to have qualified the representations and warranties contained in ARTICLE 7, and to have corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the fact, circumstance, event or development (with the result that no misrepresentation or breach shall be deemed to have occurred), in each case to the extent of the disclosure contained in such notice, including for purposes of Section 6.1 (a). If such additions or changes are reasonably estimated (as determined by the Parties acting in good faith) to result (individually or in the aggregate) in Losses to Buyer in excess of Five Hundred Thousand Dollars ($500,000), the Parties shall negotiate in good faith to determine a reasonable adjustment to the Purchase Price to fully reflect such Losses estimated to be incurred by Buyer resulting from such matters; provided, however, that in the event such Losses are reasonably estimated (as determined by the Parties acting in good faith) to exceed Fifty Million Dollars ($50,000,000), then either Party shall have the right to terminate this Agreement pursuant to Section 10.1(d) and if the Closing occurs Buyer shall have no right to make a Claim with respect to such matters under ARTICLE 11 (Indemnification) or otherwise. For the avoidance of doubt, the Parties agree that to the extent this Agreement otherwise provides for a remedy in connection with a matter disclosed pursuant to this Section 4.9 (including, but not limited to, the ability to drop Purchased Premises and related adjustments to the Purchase Price), then such matter shall not be deemed to result in a Loss to Buyer for purposes of the two preceding sentences.
     4.10 Operations Prior to Closing. During the period between the Execution Date and the Effective Time, Seller shall conduct the business of owning and operating the Assets in the ordinary course of business consistent with Seller’s customary practices and shall use and maintain the Assets in substantially the same manner in which they have been used and maintained prior to the Execution Date, with a view toward maintaining the Assets and the business associated therewith in at least the same condition as enjoyed on the Execution Date. Seller shall not materially alter the Assets other than in the ordinary course of business or transfer or dispose of any improvements, equipment or property which comprises the Assets with the exception of items sold, transferred, disposed of or consumed in the ordinary course of business or otherwise with the consent of Buyer. Seller will not cause, without the express written consent of Buyer, any lien to attach to any of the Purchased Premises or any of the Assets at any time after the Execution Date that will remain in effect after Closing.
ARTICLE 5
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CLOSING
     5.1 Closing. Unless this Agreement is earlier terminated pursuant to Section 10.1 (Methods of Termination), and subject to the conditions set forth in ARTICLE 6 (Conditions to Closing), the Closing of the transactions contemplated hereby shall occur at the offices of Seller’s counsel at 1301 McKinney, Suite 5100, Houston, Texas 77010, (a) on a Business Day that is five (5) Business Days after the expiration of the waiting period, or any extension thereof (without challenge), provided for in HSR, or (b) at such other time and place as may be mutually agreed to by the Parties (the “Closing Date”).
     5.2 Closing Deliveries and Actions by Seller. At Closing, Seller shall deliver, or cause to be delivered, to the Title Company and the Buyer the following:
     (a) a grant deed conveying to Buyer each of the Fee Premises, in the form attached as Exhibit A (the “Grant Deed”), duly executed and acknowledged by Seller;
     (b) an assignment or assignments transferring each of the Assumed Leases to Buyer, in the form attached as Exhibit B (the “Assignment of Lease”), duly executed and acknowledged by Seller;
     (c) an assignment or assignments conveying the Equipment, excluding the Refined Petroleum Products Inventory, to be transferred to Buyer, in the form attached as Exhibit C (the “Bill of Sale”), duly executed by Seller;
     (d) an assignment or assignments transferring any Assumed Contracts to Buyer in the form attached as Exhibit D (the “Assignment of Contracts”), duly executed by Seller:
     (e) the Refiner-Supplier Development Agreement, in each case duly executed by Seller;
     (f) an Access Agreement for each of the Purchased Premises, each such Access Agreement to be in the form attached as Exhibit F (the “Access Agreement”), duly executed and acknowledged by Seller;
     (g) (i) a “non-foreign person affidavit” pursuant to Section 1445 of the Code and the regulations promulgated thereunder, such affidavit to be in the form of Exhibit G, duly executed by Seller, and (ii) a Certificate of California Residency pursuant to California Revenue and Taxation Code Sections 18662(e)(i), 18662(e)(2)(E)(iii) and 18668;
     (h) an assignment or assignments conveying the MSO Agreements and the Wholesale Marketer Agreements to Buyer, in the form attached as Exhibit H (the “Assignment of MSO and Wholesale Marketer Agreements”), duly executed by Seller;
     (i) an assignment or assignments conveying the Dealer Instruments to Buyer, in the form attached as Exhibit I (the “Assignment of Dealer Instruments”), duly executed by Seller;
     (j) a Transition Services Agreement, in the form attached as Exhibit J (the “Transition Services Agreement”), duly executed by Seller;
     (k) the Agreement Regarding Conversion of Premises, duly executed by Seller;
Retail Asset Purchase Agreement

     (1) such instruments, affidavits and certificates (other than landlord estoppel or other similar estoppel certificates), as may be reasonably requested by the Title Company for the consummation of the transactions contemplated by this Agreement and the transfer of the Assets in connection therewith;
     (m) copies of the Seller Required Consents;
     (n) copies of the Assigned Permits;
     (o) the books and records described in Section 2.1(k);
     (p) a certificate dated the Closing Date and signed by an authorized officer of Seller, certifying as to the fulfillment of the conditions set forth in Section 6.1 (a); and
     (q) such like-kind exchange documents that Buyer may reasonably request Seller to execute.
     5.3 Closing Deliveries and Actions by Buyer. At Closing, Buyer, and where applicable Buyer’s Affiliate, shall deliver, or cause to be delivered, to the Title Company and the Seller the following:
     (a) the Purchase Price, as adjusted pursuant to the terms hereof, by means of wire transfer of immediately available funds to the account(s) designated in writing by Seller;
     (b) the Assignment of Lease(s), duly executed and acknowledged by Buyer;
     (c) the Bill of Sale, duly executed by Buyer;
     (d) the Assignment of Contracts, duly executed by Buyer;
     (e) the Assignment of MSO and Wholesale Marketer Agreements, duly executed by Buyer;
     (f) the Assignment of Dealer Instruments, duly executed by Buyer;
     (g) the Refiner-Supplier Development Agreement, duly executed by Buyer;
     (h) an Access Agreement for each of the Purchased Premises, duly executed and acknowledged by Buyer;
     (i) the Transition Services Agreement, duly executed by Buyer;
     (j) the Agreement Regarding Conversion of Premises, duly executed by Buyer;
     (k) copies of the forms relating to the registration, permitting and/or licensing (as required by Law) of all the UST Systems constituting the Assets in the State to be filed by Buyer on the Closing Date with the applicable Governmental Entity to evidence Buyer’s ownership of the UST Systems in the State, together with any then issued permit(s) necessary for Buyer to install UST Systems at the Pre-Closing Removal Premises located in the State;
Retail Asset Purchase Agreement

     (1) such instruments, affidavits and certificates, as may be reasonably requested by the Title Company for the consummation of the transactions contemplated by this Agreement and the transfer of the Assets in connection therewith;
     (m) a certificate dated the Closing Date and signed by an authorized officer of Buyer, certifying as to the fulfillment of the conditions set forth in Section 6.2(a); and
     (n) such like-kind exchange documents that Seller may reasonably request Buyer to execute.
     5.4 Costs, Fees and Taxes Related to Closing. Buyer shall pay all costs for tax certificates and costs of recording the Grant Deeds and Assignments of Lease for the Purchased Premises, and Seller shall pay all costs of recording any Access Agreements applicable to the Purchased Premises. Buyer and Seller shall each be responsible for payment of fifty percent (50%) of any transfer (whether city, county or state transfer taxes), transaction, privilege (including, without limitation, a business and occupation tax), excise, revenue stamp, sales or use taxes, license fees or other taxes imposed on, levied on or with respect to the transfer of the Purchased Premises or any personal property or equipment transferred with the Purchased Premises.
     5.5 Prorations.
     (a) Real Property Taxes. General and special real estate and other ad valorem Taxes and assessments and other state or local Taxes, fees, charges and assessments in respect of the Purchased Premises on the basis of the fiscal year in which the Closing occurs shall be prorated between Buyer and Seller as of the Closing Date. If the Closing Date shall occur before the tax rate or assessment is fixed for such fiscal year, the apportionment of such Taxes and payments at the Closing shall be based upon the most recently ascertainable Tax bills; provided that Buyer and Seller shall recalculate and re-prorate said Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis, of the actual Tax bills received for the fiscal year in which the Closing occurs and the amount of any payments in lieu of Tax made with respect to any such fiscal year.
     (b) Personal Property Taxes. Personal property Taxes, if any, on the basis of the fiscal year in which the Closing occurs shall be prorated between Buyer and Seller as of the Closing Date. If the Closing Date shall occur before the tax rate or assessment is fixed for such fiscal year, the apportionment of such Taxes at the Closing shall be based upon a reasonable estimate agreed upon by Buyer and Seller; provided, that Buyer and Seller shall recalculate and re-prorate said Taxes and make the necessary cash adjustments promptly upon the issuance of, and on the basis of, the actual tax bills received for such fiscal year.
     (c) Utilities and Rents. Utilities, rents, Seller’s base lease rentals and other obligations due on the Purchased Premises and other items of income and expense will be prorated as of the Effective Time. To the extent possible, prorations will be made on the Closing Date as of the Effective Time; otherwise, the Parties shall make prorations within ninety (90) days after the Closing Date.
     5.6 Possession and Control. Unless otherwise expressly provided for herein, possession and control of operations, risk of loss, and transfer of title to the Assets from Seller to Buyer shall be effective as of 11:59:59 p.m. Pacific Time on the Closing Date (the “Effective Time”).
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ARTICLE 6
CONDITIONS TO CLOSING
     6.1 Buyer’s Conditions to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction by Seller, or waiver by Buyer, prior to and at the Closing of the following conditions:
     (a) All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller on or before the Closing Date shall have been duly complied with or performed in all material respects;
     (b) All Seller Required Consents shall have been received by Buyer; provided that if the condition in subparagraph (d) below has been satisfied then this condition shall be deemed to have been satisfied for purposes of Closing;
     (c) There shall be no pending or threatened litigation or administrative proceeding seeking to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement;
     (d) The historical annual aggregate number of gallons of motor fuel throughput that is attributable to the Purchased Premises to be conveyed to Buyer at Closing, together with the historical annual aggregate number of gallons of motor fuel throughput that is attributable to the Open Dealer Premises to which Buyer will have the right to supply motor fuel immediately following the Closing, shall equal or exceed the Minimum Volume Throughput Requirement;
     (e) The closing of the transactions contemplated by the Refinery Asset Purchase Agreement (the “Refinery Closing”) shall have occurred concurrently with the Closing of the transactions contemplated by this Agreement. For the avoidance of doubt, under no circumstances shall either Party be obligated to consummate the transactions contemplated hereby unless the transactions contemplated pursuant to the Refinery Asset Purchase Agreement are concurrently consummated;
     (f) Subject to any necessary revisions required to be made as a result of a Dropped Premises or ROFR Premises, Seller shall have delivered all documents, agreements or certificates required to be delivered, and taken all actions required, under Section 5.2 (Closing Deliveries and Actions by Seller) of this Agreement; and
     (g) The applicable HSR waiting period and any extension thereof shall have terminated or expired and all other necessary consents, permits or approvals of and filings with any Governmental Entity related to the consummation of the transactions contemplated hereby shall have been obtained and made.
     6.2 Seller’s Conditions to Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction by Buyer, or waiver by Seller, prior to and at the Closing of all of the following conditions:
     (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; and all of the terms,
Retail Asset Purchase Agreement

covenants and conditions of this Agreement to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with or performed in all material respects;
     (b) All Buyer Required Consents shall have been received by Seller;
     (c) Buyer shall have delivered to Seller the Purchase Price for the Assets;
     (d) There shall be no pending or threatened litigation or administrative proceeding seeking to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated by this Agreement;
     (e) The Refinery Closing shall have occurred concurrently with the Closing of the transactions contemplated by this Agreement. For the avoidance of doubt, under no circumstances shall either Party be obligated to consummate the transactions contemplated hereby unless the transactions contemplated pursuant to the Refinery Asset Purchase Agreement are concurrently consummated;
     (f) Subject to any necessary revisions required to be made as a result of a Dropped Premises or ROFR Premises, Buyer shall have delivered all documents, agreements or certificates required to be delivered, and taken all actions required, under Section 5.3 (Closing Deliveries and Actions by Buyer) of this Agreement; and
     (g) The applicable HSR waiting period and any extension thereof shall have terminated or expired and all other necessary consents, permits or approvals of and filings with any Governmental Entity related to the consummation of the transactions contemplated hereby shall have been obtained and made.
ARTICLE 7
SELLER’S REPRESENTATIONS AND WARRANTIES
     Except for matters set forth in the Schedules referred to below, subject to Section 13.7, Seller hereby represents and warrants to Buyer as of the date of the Initial Schedules Update as follows:
     7.1 Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.
     7.2 Authority. Seller has full limited liability company power and authority to execute, deliver and enter into this Agreement and the Transaction Documents, to fully perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Transaction Documents and transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action of Seller and this Agreement and the Transaction Documents have been duly executed and delivered by Seller and constitute the legal, valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws (regardless of whether enforceability is considered in a proceeding at law or in equity).
     7.3 Consents. No consent, approval or authorization or waiver of any right-of-first-refusal of any Person, nor any declaration, filing or registration with any Governmental Entity is required to be
Retail Asset Purchase Agreement

made or obtained by Seller (or by any Affiliate of Seller) in connection with the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, except for those consents set forth on Schedule 7.3 (the “Seller Required Consents”), and except for those consents which if not obtained would not prevent the consummation of all or a material portion of the transactions contemplated by this Agreement; provided that the only recourse related to the failure to obtain any Seller Required Consent shall be the right to drop the applicable Purchased Premises from this Agreement as contemplated by Section 2.3 (Dropped Premises).
     7.4 No Breach, Conflict. Subject to obtaining the Seller Required Consents, and except for HSR, the execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the compliance by Seller with any of the provisions hereof and thereof does not and will not (a) violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in the creation of any lien, claim or encumbrance upon the Assets under any of the terms, conditions or provisions of the limited liability company membership agreement, certificate of formation or other organizational documents of Seller or under any contract to which Seller is a party, or by which the Assets are otherwise bound, or (b) violate any applicable Law to which Seller is subject, or by which Seller or its assets or properties may be bound.
     7.5 Brokers. Seller has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finder’s fees or similar compensation with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.
     7.6 Contracts and Commitments. Except as set forth in Schedule 7.6, neither Seller nor, to Seller’s Knowledge, the other party thereto, is in default under any of the Assumed Contracts, Dealer Instruments, MSO Agreements, Wholesale Marketer Agreements or Assumed Leases, other than defaults that would not have a Material Adverse Effect. Except as set forth in Schedule 7.6, Seller has not received written notice of any actual or threatened cancellation or termination of any Assumed Contract, Dealer Instrument, MSO Agreement, Wholesale Marketer Agreement or Assumed Lease from any other party thereto. Subject to obtaining any applicable Seller Required Consents, Seller has the right to transfer the Assumed Contracts, Dealer Instruments, MSO Agreements, Wholesale Marketer Agreements and Assumed Leases to Buyer under this Agreement.
     7.7 Purchased Premises; Equipment. Except as set forth in Schedule 7.7, as of the Closing Date Seller will be the sole holder of fee simple title to each of the Fee Premises (subject to any Permitted Encumbrances and Material Title Objections that have not been cured as of Closing). Except as set forth in Schedule 7.7, Seller has good and marketable title to the Equipment, free and clear of any liens and encumbrances (other than Permitted Encumbrances) and, subject to obtaining any applicable Seller Required Consents, has the right to transfer and sell the Equipment to Buyer under this Agreement.
     7.8 Actions and Proceedings. Except as set forth in Schedule 7.8, excluding matters addressed in the Environmental Agreement, there is no claim, action, suit, demand, proceeding, arbitration, grievance, citation, summons, subpoena or, to Seller’s Knowledge, inquiry or investigation, of any nature, civil, criminal, administrative, regulatory or otherwise, in law or in equity, pending or, to Seller’s Knowledge, threatened, against Seller or any of Seller’s Affiliates involving or affecting the Assets which could result in a Material Adverse Effect, and there are no judgments outstanding against Seller or any of Seller’s Affiliates relating to or affecting the Assets, other than judgments that would not (individually or in the aggregate) have a Material Adverse Effect.
Retail Asset Purchase Agreement

     7.9 Compliance With Laws. Except as set forth in Schedule 7.9, other than with respect to Environmental Laws (which are addressed in the Environmental Agreement), Seller is in compliance with all applicable Laws relating to the ownership and operation of the Assets, including the Petroleum Marketing and Practices Act, 15 U.S.C.A. sec. 2801 et seq., the California Franchise Investment Law, California Corporations Code sec. 31000 et seq., and the California Business and Professions Code Division 8, Chapters 5.5 (Franchise Relations Act), 7.5 (Franchisees) and 7.8 (Franchise Dealers Fair Practices), as they are currently enforced, except for violations, non-compliance or other matters, if any, that would not have a Material Adverse Effect.
     7.10 Historical Sales Volume Information. To Seller’s Knowledge, Schedule 7.10 reflects the unaudited historical sales volume information for retail motor fuel sold to RORO Premises and Open Dealer Premises and from Contract Operator Premises for the year ended December 31, 2005. The unaudited historical sales volume information set forth on Schedule 7.10 has been derived from the accounting books and records maintained by Seller as of and for the historical periods set forth on Schedule 7.10. Under no circumstances should the inclusion of such sales information on Schedule 7.10 be regarded as a representation, warranty or prediction with respect to future volumes or sales or that the Purchased Premises or Open Dealer Premises will achieve or are likely to achieve any particular results.
NOTWITHSTANDING THE FOREGOING REPRESENTATIONS AND WARRANTIES, THE SALE OF THE ASSETS FROM SELLER TO BUYER, INCLUDING, WITHOUT LIMITATION, ALL STRUCTURE, FIXTURES, EQUIPMENT AND OTHER PERSONAL PROPERTY, IS MADE ON AN “AS IS, WHERE IS” BASIS AND WITH ALL FAULTS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN THIS ARTICLE 7, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, RELATING TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR PRESENT OR FUTURE CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, THE PURCHASED PREMISES, (B) THE COMPLIANCE OF OR WITH ANY LAWS OF ANY APPLICABLE GOVERNMENTAL ENTITY, (C) THE LIABILITY, MERCHANTABILITY, MARKETABILITY, OR PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, THE PURCHASED PREMISES, OR (D) ANY OTHER MATTER WITH RESPECT TO THE ASSETS. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE ASSETS OR THE OPERATION THEREOF FURNISHED BY ANY PARTY PURPORTING TO ACT ON BEHALF OF SELLER, INCLUDING, WITHOUT LIMITATION, ANY AGENT, BROKER OR SALESPERSON. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS ARTICLE 7, EXPRESSLY SURVIVE THE CLOSING. NOTHING IN THIS ARTICLE 7 SHALL OPERATE TO DISCLAIM SELLER’S LIMITED WARRANTY OF TITLE TO BE CONTAINED IN THE GRANT DEED PERTAINING SOLELY TO THE TITLE TO THE APPLICABLE FEE PREMISES AND NOT ITS PHYSICAL CONDITION.
ARTICLE 8
BUYER’S REPRESENTATIONS AND WARRANTIES
     Buyer represents and warrants to Seller as of the date hereof as follows:
     8.1 Organization and Good Standing. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.
Retail Asset Purchase Agreement

     8.2 Authority. Buyer has full corporate power and authority to execute, deliver and enter into this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, to fully perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Buyer and this Agreement and the Transaction Documents have been duly executed and delivered by Buyer and constitute legal, valid and binding agreements of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability is limited by general principles of equity and applicable provisions of bankruptcy, insolvency, moratorium, reorganization or similar laws (regardless of whether enforceability is considered in a proceeding at law or in equity).
     8.3 Consents. No consent, approval or authorization of any Person, nor any declaration, filing or registration with any Governmental Entity is required to be made or obtained by Buyer (or by any Affiliate of Buyer) in connection with the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, except for those consents set forth on Schedule 8.3 (the “Buyer Required Consents”), and except for those consents which if not obtained would not prevent the consummation of the transactions contemplated by this Agreement.
     8.4 No Breach, Conflict. The execution, delivery and performance of this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby and the compliance by Buyer with any of the provisions hereof and thereof does not and will not (a) violate or conflict with, or result in a breach of, any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Buyer or under any material agreement, instrument or obligation to which Buyer is a party, or by which Buyer or its assets or properties may be bound, or (b) violate any applicable Law to which Buyer is subject, or by which Buyer or its assets or properties may be bound.
     8.5 Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions, finders’ fees or similar compensation with respect to this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby.
     8.6 Availability of Funds. At Closing, Buyer will have cash available to enable it to consummate the transactions contemplated by this Agreement and the Transaction Documents.
     8.7 Compliance With Laws. Buyer acknowledges that (a) Buyer will not acquire from Seller all permits that may be necessary for Buyer to operate the Purchased Premises as operated by Seller, including without limitation, any permits necessary for the sale of alcoholic beverages or lottery tickets and (b) Seller makes no representation or warranty with respect to the compliance or noncompliance, as the case may be, of any of the Purchased Premises with (or whether such Assets or Purchased Premises are required to comply with) the standards or provisions of the Americans with Disabilities Act
     8.8 Limitations on Seller Representations. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, BUYER ACKNOWLEDGES, UNDERSTANDS AND AGREES THAT BUYER WILL MAKE FULL AND COMPLETE INSPECTIONS OF THE PURCHASED PREMISES TO BUYER’S SATISFACTION PRIOR TO CLOSING AND THAT, BUYER WILL RELY SOLELY ON BUYER’S OWN INVESTIGATIONS OF THE ASSETS AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, OR ANY AGENT, REPRESENTATIVE OR OTHER PARTY ACTING ON BEHALF OF SELLER. IT IS THE
Retail Asset Purchase Agreement

UNDERSTANDING AND INTENTION OF THE PARTIES THAT THE SALE OF THE ASSETS FROM SELLER TO BUYER IS MADE ON AN “AS IS, WHERE IS” BASIS AND WITH ALL FAULTS. BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES IN ARTICLE 7, SELLER HAS NOT MADE, DOES NOT MAKE AND SPECIFICALLY NEGATES AND DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, RELATING TO, CONCERNING OR WITH RESPECT TO (A) THE VALUE, NATURE, QUALITY OR PRESENT OR FUTURE CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, THE PURCHASED PREMISES, (B) THE COMPLIANCE OF OR WITH ANY LAWS OF ANY APPLICABLE GOVERNMENTAL ENTITY, (C) THE LIABILITY, MERCHANTABILITY, MARKETABILITY, OR PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, THE PURCHASED PREMISES, OR (D) ANY OTHER MATTER WITH RESPECT TO THE ASSETS. BUYER REPRESENTS TO SELLER THAT BUYER IS RELYING, HAS RELIED AND SHALL IN THE FUTURE RELY SOLELY UPON ITS OWN INVESTIGATIONS, INSPECTIONS AND STUDIES OF THE ASSETS, AND NOT ON ANY INFORMATION PROVIDED OR TO BE PROVIDED BY SELLER, SELLER’S AGENTS OR CONTRACTORS OR OTHERWISE GENERATED FROM THIRD PARTY SOURCES. SELLER SHALL NOT BE LIABLE OR BOUND IN ANY MANNER BY ANY VERBAL OR WRITTEN STATEMENT, REPRESENTATION OR INFORMATION PERTAINING TO THE ASSETS OR THE OPERATION THEREOF FURNISHED BY ANY PARTY PURPORTING TO ACT ON BEHALF OF SELLER, INCLUDING, WITHOUT LIMITATION, ANY REAL ESTATE AGENT, BROKER OR SALESPERSON. BUYER ACKNOWLEDGES THAT THE PURCHASE PRICE HAS BEEN SPECIFICALLY NEGOTIATED AND ADJUSTED TO TAKE INTO ACCOUNT THE AS-IS NATURE OF THIS SALE AND THE DISCLAIMERS AND WAIVER OF REPRESENTATIONS AND WARRANTIES AS STATED HEREIN. BUYER FURTHER ACKNOWLEDGES THAT SELLER IS UNDER NO OBLIGATION TO REPAIR ANY ASSET AS A RESULT OF ANY INSPECTION BY BUYER, INCLUDING, BUT NOT LIMITED TO, ANY REPAIR THAT BUYER MAY REQUIRE OR MAY BE NECESSARY IN ORDER TO OBTAIN ANY PERMIT OR LICENSE AT THE PURCHASED PREMISES, IT BEING UNDERSTOOD THAT THE ASSETS ARE BEING SOLD ON AN “AS IS, WHERE IS” BASIS AND WITH ALL FAULTS. THE STATEMENTS AND DISCLAIMERS MADE UNDER THIS SECTION 8.8 EXPRESSLY SURVIVE THE CLOSING. NOTHING IN THIS SECTION 8.8 SHALL OPERATE TO DISCLAIM SELLER’S LIMITED WARRANTY OF TITLE TO BE CONTAINED IN THE GRANT DEED PERTAINING SOLELY TO THE TITLE TO THE APPLICABLE FEE PREMISES AND NOT ITS PHYSICAL CONDITION. Buyer acknowledges that, prior to the Closing Date, Buyer has had an opportunity to inspect the Assets, as contemplated by Section 4.1 (Right of Entry and Inspection) of this Agreement and has reviewed the Environmental Reports provided to it by Seller. Other than as expressly set forth in this Agreement, Buyer acknowledges that Seller has made no representations or warranties with respect to the condition of the Assets, it being the intent of the Parties hereto that, except as aforesaid, the Assets shall be conveyed and transferred to, and accepted by, Buyer, in their present state of repair, “As Is” and “Where Is, With All Faults”. Notwithstanding any of the foregoing representations and/or warranties, in no event does Seller or any of its Affiliates make any representation or warranty in any Transaction Document, in respect of (a) the business prospects, or income or profit potential, if any, to be derived from the Assets or (b) the costs associated with operation or ownership of the Assets. Except as expressly set forth in any Transaction Document, neither Seller nor any of its Affiliates makes, and they expressly disclaim, any and all representations and warranties regarding (a) the condition of the Assets and (b) any warranties of merchantability or fitness for a particular purpose.
Retail Asset Purchase Agreement

     8.9 Independent Decision. Buyer acknowledges that Buyer has made its own independent analysis and judgment of the commercial potential, condition and usefulness of the Assets, taking into consideration all current applicable Laws and the likelihood that such Laws and requirements will change in the future, and is not relying upon any projections from Seller regarding prospective operations of the Assets. Buyer has such knowledge and experience in business and financial affairs in general as to be capable of evaluating the merits and risks of purchasing the Assets. Except as expressly provided in this Agreement or the Transaction Documents, in no event shall any projection as to the financial condition, financial results, status of assets or markets or any other projections made by or on behalf of Seller to Buyer be relied upon by Buyer, and Buyer acknowledges that Seller makes no representation or warranty and specifically disclaims any representation or warranty with regard to same. BUYER ACKNOWLEDGES THAT THERE ARE NO REPRESENTATIONS OR WARRANTIES RELATED TO THE ASSETS, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE TRANSACTION DOCUMENTS.
ARTICLE 9
COVENANTS AND AGREEMENTS OF THE PARTIES FOLLOWING CLOSING
     9.1 Further Assurances. From time to time, as and when reasonably requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions which are consistent with, and customary and necessary for, the consummation of the transactions contemplated by this Agreement.
     9.2 Taxes.
     (a) Except as otherwise provided herein, Seller shall be responsible for and pay all Taxes ultimately imposed upon the Assets or in connection with the use or operation of the Assets before the Closing Date and Buyer shall be responsible for and pay all Taxes ultimately imposed upon the Assets or in connection with the use or operation of the Assets on and after the Closing Date. Any interest and penalties imposed in connection with Taxes due herein shall be the responsibility of the Party required to file the returns relating to such Taxes, to the extent they relate to timely filing, otherwise any interest and penalties shall become the obligation of the Party whose conduct or omissions gave rise to the imposition of such interest and penalties. Control of any judicial or administrative proceedings relating to: (a) Taxes required to be paid by either Party herein; or (b) entitlement to refunds or awards with respect thereto, shall rest with the Party responsible for payment thereof; provided that with respect to Tax issues involving both Parties, control of such proceedings shall rest with the Party having the larger amount of Taxes in dispute; further provided the Party in control shall not settle Tax issues affecting the other Party without that other Party’s prior written consent, which consent shall not be unreasonably withheld.
     (b) After the Closing Date, each Party shall provide such assistance as the other Party may from time to time reasonably request in connection with the preparation of Tax Returns required to be filed, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to liability for Taxes, or any claim for refund in respect of such Taxes or in connection with any litigation and proceedings or liabilities related to the Assets, including making available employees for interviews, litigation preparation and testimony. The requesting Party shall reimburse the assisting Party for the out-of-pocket costs incurred by the assisting Party.
     9.3 Expenses. Whether or not the Closing takes place, the Parties to this Agreement shall pay their own expenses, including broker fees, legal fees, transactional fees (other than fees related to
Retail Asset Purchase Agreement

Closing which are addressed in Section 5.4 (Costs, Fees and Taxes Related to Closing) and Taxes which are addressed in Section 9.2 (Taxes)) and disbursements of their respective counsel, in connection with the negotiation, preparation and execution of any of the Transaction Documents and the consummation of the transactions contemplated therein; provided that Buyer shall pay one hundred percent (100%) of the HSR filing fees in connection with the transactions contemplated by this Agreement.
     9.4 Amendment of Contracts. Following the Closing Date, Buyer shall not amend, modify or extend any Assumed Contracts or Assumed Leases to which Seller remains a party or under which Seller otherwise remains obligated, without Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless and until the counter-party under such lease agreement or contract shall consent in writing to release Seller from any and all obligations, liabilities or responsibilities under the Assumed Contract or Assumed Lease so assigned. For the avoidance of doubt, Buyer’s exercise of any option or right to extend the term of an Assumed Lease existing as of the Closing Date in any of the Assumed Leases shall not be subject to this Section 9.4.
     9.5 Future Conveyances/Leases.
     (a) Buyer shall not transfer, assign, convey or lease any Post-Closing Removal Premises or any portion thereof until the UST System has been removed from such Post-Closing Removal Premises in accordance with the terms of the Environmental Agreement. Subject to the foregoing, if Buyer intends to convey fee title or lease any of the Purchased Premises (including any conveyance to Seller pursuant to a Right of First Refusal) or all or any portion of any UST System for a Purchased Premises, Buyer shall before making such transfer, lease or conveyance:
     (i) obtain a Phase II Environmental Assessment and provide a copy to Seller, and, if required by applicable Laws, report any Environmental Condition that is determined to be present at such Purchased Premises to the applicable Governmental Entity;
     (ii) obtain in writing from any subsequent grantee or lessee of Buyer a right to access for Seller over such Purchased Premises, such right of access to run directly to Seller and contain the grants provided in Exhibit F and which right of access is acceptable to Seller, which shall be binding on any transferee, and its successors or assigns, and it shall be recorded with, or the contents thereof shall be contained in, the deed, lease or assignment transferring the Purchased Premises; and
     (iii) make any such future conveyance of a Purchased Premises or any lease of a Purchased Premises (during the period that Seller is obligated to take any action pursuant to Articles V or VI of the Environmental Agreement) expressly subject to all the terms and conditions of this Section 9.5 such that the grantee or lessee shall be required to agree to all the obligations of Buyer in this Section 9.5, and at the time of such transfer, assignment, conveyance or lease the grantee or lessee assumes responsibility for Buyer’s obligations pursuant to Articles V and VI of the Environmental Agreement, which include regulatory compliance, maintenance of insurance and permits, annual testing, inventory reconciliation and notification requirements.
     (b) Buyer may convey fee title or lease any of the Purchased Premises to an Affiliate of Buyer without complying with the provisions of this Section 9.5, provided, that (i) in the event of such conveyance, lease or assignment, Buyer remains primarily liable and fully responsible to Seller for all obligations of Buyer hereunder and (ii) such grantee, lessee or transferee remains an Affiliate of Buyer for the remainder of the period set forth in subparagraph (d) below.
Retail Asset Purchase Agreement

     (c) No future transfer, lease or conveyance of a Purchased Premises, including but not limited to the conveyances permitted in subparagraph (b) above, shall release Buyer or its permitted successors or assigns from any obligations under this Agreement.
     (d) This Section 9.5 shall survive until the later of (i) fifteen (15) years following the Closing Date and (ii) with respect to any Purchased Premises where Seller is indemnifying Buyer pursuant to Section 5.01 of the Environmental Agreement or otherwise conducting Remediation, until Seller has completed such indemnification or Remediation.
     9.6 Future Use of Premises. Buyer covenants and agrees that it shall not install and it shall prevent any subsequent purchaser or permitted assignee of the Purchased Premises from installing, any well or other tank, pump or related equipment for the storage or use of potable water at the Purchased Premises. In addition. Buyer covenants and agrees that it shall not improve or use, and shall prohibit any subsequent purchaser or assignee of the Purchased Premises from using or improving, the Purchased Premises for residential purposes. With respect to Fee Premises, each of these covenants shall appear in the Grant Deed delivered pursuant to this Agreement and shall run with the land and bind Buyer’s successors and assigns.
     9.7 Post Closing Arrangements Relating to Purchased Premises. On and after the Closing Date, Buyer and Seller agree that Buyer shall assume operations of the Purchased Premises in accordance with the timetable mutually agreed by the Parties in writing at least fifteen (15) days prior to the Closing Date (the “Agreement Regarding Conversion of Premises”) and executed and delivered at Closing in accordance with Sections 5.2 and 5.3. Seller, at Buyer’s request, agrees to operate each such Purchased Premises from the Closing Date until the earlier to occur of (i) the date identified in the Agreement Regarding Conversion of Premises for Buyer to assume operations of the applicable Purchased Premises and (ii) 5:00 p.m. Houston, Texas time on the thirtieth (30th) day following the Closing Date (the date applicable to each such Purchased Premises being the “Conversion Date” for such Purchased Premises). The date of the Inventory Statement prepared for each Contract Operator Premises pursuant to Section 3.2 (Refined Petroleum Products Inventory Count) shall be determined as of the time Buyer assumes the operation of such premises on the Conversion Date. From the Closing Date until the Conversion Date for each respective Purchased Premises (“Conversion Period”), Buyer grants Seller the right to operate each Purchased Premises pursuant to this Section 9.7 and the Access Agreements. During the Conversion Period, Seller shall retain all receipts from the sale of Refined Petroleum Inventory at the Contract Operator Premises and on the Closing Date Seller shall pay to Buyer an amount agreed upon and set forth in the Agreement Regarding Conversion of Premises.
     9.8 Dealer Instruments. Buyer acknowledges: (i) that Seller’s right to assign the Dealer Instruments pertaining to the operation of the RORO Premises, and sell the RORO Premises to Buyer, is subject to the California Business and Professions Code, Section 20999 — 20990.4, whereby Seller is obligated to provide those Dealers with an opportunity to purchase the applicable RORO Premises; (ii) Seller may terminate or non-renew the Dealer Instruments in accordance with the PMPA; and (iii) by virtue of the assignment of the Dealer Instruments to Buyer on the Closing Date, Buyer will be a “franchisor” as that term is defined under the PMPA. Accordingly, Buyer shall comply with its obligations as a “franchisor” as they relate to the Dealer Instruments with the “franchisee” Dealers situated on the RORO Premises or Open Dealer Premises, including the requirement to offer renewal franchise agreements to the Dealers, several of whom may be near, or may have been extended beyond, the expiration date stated in their respective Dealer Instruments.
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ARTICLE 10
TERMINATION
     10.1 Methods of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:
     (a) by mutual written consent of Buyer and Seller;
     (b) by Buyer in the event the Closing shall not have occurred on or prior to June 1, 2007 or such later date as the Parties agree in writing (the “Closing Deadline”) (including due to non-satisfaction or fulfillment of the conditions set forth in Section 6.1 (Buyer’s Conditions to Closing)), provided that such failure to close is not due (i) primarily to Buyer breaching any representation, warranty or covenant of Buyer contained in this Agreement or (ii) to the failure to satisfy Section 6.1(g) as of June 1, 2007;
     (c) by Seller in the event the Closing shall not have occurred on or prior to the Closing Deadline (including due to non-satisfaction or fulfillment of the conditions set forth in Section 6.2 (Seller’s Conditions to Closing)), provided that such failure to close is not due (i) primarily to Seller breaching any representation, warranty or covenant of Seller contained in this Agreement or (ii) to the failure to satisfy Section 6.2(g) as of June 1, 2007;
     (d) by either Party, pursuant to Section 4.9 (Supplemental Disclosures); or
     (e) by either Party if such terminating Party terminates the Refinery Asset Purchase Agreement pursuant to an express right to do so by the terminating Party pursuant to the provisions of the Refinery Asset Purchase Agreement.
In the event of termination by Buyer or Seller pursuant to this Section 10.1, written notice thereof shall forthwith be given to the other Party and the transactions contemplated hereby shall be terminated, without further action by any Party.
     10.2 Extended Closing Deadline. If all conditions to Closing set forth in Sections 6.1 and 6.2 are satisfied other than the conditions set forth in Sections 6.1(g) and 6.2(g), then the Closing Deadline shall be extended to such date as the Parties mutually agree, but in the event the Parties do not mutually agree, then the Closing Deadline shall be extended to July 1, 2007 and after July 1, 2007 either Party may terminate this Agreement by giving written notice in the event the Closing conditions set forth in this Agreement, including under Sections 6.1(g) and 6.2(g), have not been satisfied by such extended Closing Deadline.
     10.3 Obligations Upon Termination. If this Agreement shall be terminated pursuant to Section 10.1 (Methods of Termination):
     (a) Buyer shall immediately return to Seller all documents and other material received from Seller and its Representatives (including any copies thereof in whatever medium) relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;
     (b) the Confidentiality Agreement shall remain in full force and effect for the period set forth therein, notwithstanding the termination of this Agreement;
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     (c) this Agreement shall become null and void and of no further force and effect, except that the provisions of Section 9.3 (Expenses), Section 13.2 (Governing Law), Section 13.3 (Dispute Resolution) and Schedule A hereto shall survive indefinitely; and
     (d) except as set forth in this Section 10.3. neither Buyer nor Seller shall have any further obligation to the other, and Seller shall be free to enjoy all rights of ownership of the Assets without any restriction under this Agreement.
Nothing in this ARTICLE 10 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement.
     10.4 Specific Performance. In the event of the default or breach of this Agreement by Buyer or Seller that results in the failure to consummate the sale of the Assets to Buyer, then Buyer or Seller, as applicable, shall be entitled to seek specific performance of such transactions as provided for herein in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 13.2 (Governing Law) and Section 13.3 (Dispute Resolution)), in addition to any other remedy to which a Party may be entitled, at law or in equity. Notwithstanding the preceding to the contrary, the remedy of specific performance shall only be available to any Party if the transactions contemplated by both this Agreement and the Refinery Asset Purchase Agreement are consummated concurrently in connection with specific performance relief.
     10.5 Cross Default. Notwithstanding any provision to the contrary contained in this Agreement, in the event a Party (the “Defaulting Party”):
     (a) breaches its obligation to consummate the Refinery Closing without a contractual right to refuse to consummate such transaction, then such breach shall also constitute a breach of this Agreement by the Defaulting Party for which damages may be asserted against the Defaulting Party or for which specific performance pursuant to Section 10.4 may be sought, in each case for the Defaulting Party’s failure to close the transactions contemplated hereby; or
     (b) breaches its representations, warranties or covenants contained in the Refinery Asset Purchase Agreement to the extent that permits the non-breaching Party (pursuant to the terms of the Refinery Asset Purchase Agreement) to not consummate the Refinery Closing and which results in the failure of the Refinery Closing to occur, then such breach shall also constitute a breach of this Agreement by the Defaulting Party for which damages may be asserted against the Defaulting Party for the failure of the closing of the transactions contemplated hereby.
ARTICLE 11
INDEMNIFICATION
     11.1 Indemnification by Seller. Except for matters covered by the Environmental Agreement, and except for matters for which Buyer has indemnified Seller pursuant to Section 11.2 (Indemnification by Buyer) and subject to the limitations set forth in Section 12.2 (Monetary Limitation on Seller’s Indemnification), Section 12.3 (Time Limitation on Seller Indemnification), Section 12.4 (Termination of all of Seller’s Indemnification) and Section 12.5 (No Punitive or Consequential Damages), and in consideration of Buyer’s performance of its obligations under the Refiner-Supplier Development Agreement and applicable Access Agreements, Seller shall indemnify, defend, save and hold harmless the Buyer Indemnified Parties from and against all Losses arising or resulting from the following:
Retail Asset Purchase Agreement

     (a) Any breach by Seller of any representation or warranty under this Agreement; provided, however, that Seller shall not have any liability under this subparagraph (a) for any breach of a representation or warranty contained in this Agreement if Buyer had knowledge of such breach at the time of Closing and failed to notify Seller in writing of such breach;
     (b) The failure by Seller to perform any of the covenants or agreements to be performed by Seller under this Agreement after the Closing Date;
     (c) Any Claim related to like-kind exchange completed by Seller pursuant to Section 3.4 (Deferred Like-Kind Exchange); and
     (d) Any Third Party Claim related to (i) Seller’s ownership or operation of the Assets and (ii) Seller’s failure to perform a contractual obligation under a Contract Asset, but in each case only to the extent such Losses relate to or arise out of events occurring or arising prior to the Effective Time.
     11.2 Indemnification by Buyer. Except for matters covered by the Environmental Agreement and except for matters for which Seller has indemnified Buyer pursuant to Section 11.1 (Indemnification by Seller) and subject to the limitations set forth in Section 12.5 (No Punitive or Consequential Damages), Buyer shall indemnify, defend, save and hold harmless the Seller Indemnified Parties from and against any and all Losses arising or resulting from the following:
     (a) Any breach by Buyer of any representation or warranty under this Agreement; provided, however, that Buyer shall not have any liability under this subparagraph (a) for any breach of a representation or warranty contained in this Agreement if Seller had knowledge of such breach at the time of Closing and failed to notify Buyer in writing of such breach;
     (b) The failure by Buyer to perform any of the covenants or agreements to be performed by Buyer under this Agreement on and after the Effective Time, including without limitation, Buyer’s performance of the obligations under the Assumed Leases, the Assumed Contracts, the Wholesale Marketer Agreements and the MSO Agreements and Dealer Instruments assumed by Buyer in connection with the transactions contemplated hereby;
     (c) Any Claim related to a like-kind exchange completed by Buyer pursuant to Section 3.4 (Deferred Like-Kind Exchange);
     (d) Any Third Party Claim related to the Purchased Premises or with respect to the Assets to the extent arising from events occurring on or after the Effective Time or conditions existing on or after the Effective Time; and
     (e) Any act, omission, occurrence or event arising out of, or resulting from, Buyer’s entry into and inspection of any Purchased Premises or Open Dealer Premises pursuant to Section 4.1 (Right of Entry and Inspection) of this Agreement.
     11.3 Environmental Indemnification. Seller’s and Buyer’s indemnification obligations with respect to environmental matters are governed by the terms of the Environmental Agreement.
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ARTICLE 12
SURVIVAL; LIMITATIONS; REMEDIES
     12.1 Survival. (a) (i) The representations and warranties of the Parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement (other than those contained in Sections 7.1 (Organization and Good Standing), 7.2 (Authority), 7.5 (Brokers), 8.1 (Organization and Good Standing), 8.2 (Authority) and 8.5 (Brokers)) shall survive the consummation of the transactions contemplated hereby for twelve (12) months following the Closing Date; and (ii) the representations and warranties of the Parties contained in Sections 7.1 (Organization and Good Standing), 7.2 (Authority), 7.5 (Brokers), 8.1 (Organization and Good Standing), 8.2 (Authority) and 8.5 (Brokers) shall survive the Closing indefinitely.
          (b) The provisions of Section 9.4 (Amendment of Contracts) shall survive as to each Assumed Lease and Assumed Contract for so long as Seller remains a party to or otherwise obligated under any such agreement or contract.
          (c) The provisions of Section 9.5 (Future Conveyances/Leases) shall survive as set forth therein.
          (d) The provisions of Section 9.6 (Future Use of Premises) shall survive indefinitely.
          (e) The provisions of Section 3.4 (Deferred Like-Kind Exchange) shall survive as provided therein.
          (f) The provisions of Section 11.1 (Indemnification by Seller) shall survive as provided therein.
          (g) The provisions of Section 11.2 (Indemnification by Buyer) shall survive indefinitely.
     12.2 Monetary Limitation on Seller’s Indemnification. Seller’s obligation to indemnify, defend, save and hold harmless any Buyer Indemnified Party for any individual Claim shall be limited to individual Claims in excess of Fifty Thousand Dollars ($50,000) (the “Threshold Amount), and then only for amounts in excess of the Threshold Amount. Subject to the limitations contained herein and in the Environmental Agreement, Seller’s maximum aggregate liability for Claims covered by Seller’s indemnity obligations under Section 11.1 (Indemnification by Seller), together with any Claims made against Seller under Section 5.01 of the Environmental Agreement, shall be limited to Forty Million Dollars ($40,000,000) (the “Indemnity Cap”). The foregoing limitations shall not apply to (a) Claims pursuant to Section 11.1 (a) (Indemnification by Seller) for breaches of the representations and warranties contained in Sections 7.1 (Organization and Good Standing), 7.2 (Authority) and 7.5 (Brokers), and (b) Claims pursuant to Section 11.2(a) (Indemnification by Buyer) for breaches of the representations and warranties contained in Sections 8.1 (Organization and Good Standing), 8.2 (Authority) and 8.5 (Brokers).
     12.3 Time Limitation on Seller’s Indemnification. Unless sooner terminated pursuant to Section 12.4 (Termination of all of Seller’s Indemnification), Seller’s obligation to indemnify, defend, save and hold harmless any Buyer Indemnified Party pursuant to Section 11.1 (Indemnification by Seller) shall terminate:
     (a) with respect to a Claim asserted under Section 1l.l(a) (other than Claims for breaches of the representations and warranties contained in Sections 7.1 (Organization and Good
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Standing), 7.2 (Authority) and 7.5 (Brokers)), on the date twelve (12) months following the Closing Date; and
     (b) with respect to Claims asserted under Section 11.1 (b) through (d), on the date thirty six (36) months following the Closing Date
(each such date being a “Termination Date”), unless a Claim Notice is delivered by a Buyer Indemnified Party to Seller in accordance with Section 12.9 or 12.10 prior to the close of business Houston, Texas time on the applicable Termination Date.
     12.4 Termination of all of Seller’s Indemnification.
     (a) On and after the Closing Date, Seller’s obligations to indemnify or take other action pursuant to ARTICLE 11 (Indemnification) shall terminate with respect to a particular Purchased Premises in the event Buyer conveys fee title to or leases such Purchased Premises (unless Buyer complies with the provisions of Section 9.5).
     (b) No future conveyance or lease shall release Buyer or its successors or assigns from any obligations under this Agreement. Seller’s indemnification obligations under this Agreement are not assignable to and do not inure to the benefit of any new owner or lessee of the Purchased Premises.
     12.5 No Punitive or Consequential Damages. Except as provided in the other Transaction Documents between the Parties, no Party to any Transaction Document, nor any of their respective Affiliates, shall be liable to any other party or any of its Affiliates for Claims for punitive, special, speculative, treble, remote, exemplary, incidental, indirect, or consequential damages, including damages for loss of profits, loss in value of assets, loss of use or revenue or losses by reason of cost of capital connected with any Transaction Document, regardless of whether a Claim is based in contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act, or similar legal requirement or any other legal or equitable principle unless such damages are assessed by a Third Party against a Party hereto.
     12.6 Exclusive Remedy/Express Negligence Rules. Except for (i) matters covered by Section 9.5 (Future Conveyances/Leases) or Section 9.6 (Future Use of Premises) or related to an Access Agreement, for which Seller may pursue any remedy available at law or in equity, including but not limited to, seeking injunctive or equitable relief, or seeking any restraining order, temporary injunction and/or permanent injunction (mandatory and/or inhibitory) to compel compliance with this Agreement and (ii) the right to specific performance provided in Section 10.4, Buyer and Seller agree that the sole and exclusive remedy of any party hereto or their respective Affiliates with respect to (a) any and all Losses covered by this Agreement or the Transfer Documents; (b) this Agreement and the Transfer Documents; and (c) any other Claims relating to a breach or default under any Transfer Document, including, but not limited to, Claims based on breach of representation, shall be limited to the indemnification provisions set forth in this Agreement and, in furtherance of the foregoing, each of the Parties on behalf of itself and its Affiliates, hereby waives and releases the other Party thereto (and such other Party’s Affiliates) from, to the fullest extent permitted under any applicable Law, any and all rights, claims and causes of action it or its Affiliates may have against the other Party hereto except as expressly provided herein and except for any Claims or causes of action that relate to fraud. The indemnity provisions in this Agreement are intended to be enforceable against the Parties in accordance with the express terms and scope herein notwithstanding any applicable express negligence rules or any similar directive that would prohibit or otherwise limit indemnities because of the simple or gross negligence (whether sole, concurrent, active or passive) or other fault or strict or statutory liability
Retail Asset Purchase Agreement

of any of the Indemnified Parties under any Law (including statutory, regulatory and case Law) regardless of whether such Law, was in existence as of the date hereof.
     12.7 Damages/Indemnity Reduction Due to Tax Benefits/Insurance. The amount of any Losses incurred by any Indemnified Party shall be reduced by (a) any recovery by the Indemnified Party or its Affiliates (after deducting all attorneys’ fees, expense and other costs of recovery) from any insurer or other party liable for such Loss or (b) any applicable UST fund administered by a Governmental Entity.
     12.8 Mitigation. The indemnification obligations of an Indemnifying Party shall be appropriately reduced to the extent an Indemnified Party does not use reasonable steps and use commercially reasonable efforts to mitigate any and all Losses, it being understood and agreed that to the extent any Indemnified Party undertakes such mitigation efforts, the costs of such efforts may be included in the calculation of indemnifiable Losses hereunder.
     12.9 Procedures Relating to Indemnification Between Buyer and Seller. Following the discovery of any facts or conditions that could reasonably be expected to give rise to a Loss or Losses for which indemnification is provided under this Agreement, the Indemnified Party shall, as promptly as reasonably possible thereafter, provide written notice (a “Claim Notice”) to the Indemnifying Party setting forth the specific facts and circumstances, in reasonable detail, relating to such Loss or Losses and the amount of Loss or Losses (or a good-faith estimate thereof if the actual amount is not known or not capable of reasonable calculation); provided, however, that failure to give such Claim Notice on a timely basis shall not affect the indemnification provided hereunder except to the extent that such Indemnifying Party shall have been actually and materially prejudiced as a result of such failure to provide a Claim Notice. Notwithstanding the foregoing:
     (a) a Buyer Indemnified Party shall not be entitled to indemnity hereunder against Seller under Sections 11.1 (a) or 11.1 (b) unless and until (i) such Indemnified Party shall have provided Seller written notice of such Claim, and (ii) Seller shall have failed to cure such Claim, if curable, within sixty (60) days after Seller’s receipt of a Claim Notice; and
     (b) a Seller Indemnified Party shall not be entitled to indemnity hereunder against Buyer under Sections 11.2(a) or 11.2(b) unless and until (i) such Indemnified Party shall have provided Buyer written notice of such Claim, and (ii) Buyer shall have failed to cure such Claim, if curable, within sixty (60) days after Buyer’s receipt of a Claim Notice.
     12.10 Procedures Relating to Indemnification for Third Party Claims.
     (a) With respect to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any Person against an Indemnified Party (a “Third Party Claim”), such Indemnified Party must provide a Claim Notice to the Indemnifying Party of the Third Party Claim as promptly as reasonably practicable after receipt by such Indemnified Party of notice of the Third Party Claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided, however, that the failure to provide a Claim Notice, or deliver copies of all notices and documents, in a reasonably timely manner shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.
Retail Asset Purchase Agreement

     (b) If a Third Party Claim is made against an Indemnified Party, the Indemnified Party shall permit the Indemnifying Party to participate in the defense thereof (it being understood that the Indemnified Party shall control such defense unless the Indemnifying Party assumes such defense as provided herein) and, if the Indemnifying Party so chooses and acknowledges its obligation to indemnify the Indemnified Party therefor, to assume the defense thereof with counsel selected by the Indemnifying Party provided that such counsel is reasonably satisfactory to the Indemnified Party. Notwithstanding any acknowledgment made pursuant to the immediately preceding sentence, the Indemnifying Party shall continue to be entitled to assert any limitation on its indemnification responsibility contained in this ARTICLE 12. Should the Indemnifying Party so elect to assume the defense of such Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof provided the Indemnifying Party does not seek to assert any limitation on its indemnification responsibility to the Indemnified Party. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense subject to the agreement of the Indemnifying Party and the Indemnified Party to cooperate in the defense of such Third Party Claim as provided below. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof or assumes the defense but asserts any limitation on its obligation to indemnify or defend which reduces its indemnification actions. If the Indemnifying Party chooses to defend any Third Party Claim, the Parties shall reasonably cooperate in the defense or prosecution of such Third Party Claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, or consent to the entry of any judgment with respect to such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, such consent of the Indemnified Party shall not be required in the event the entry of such judgment or entering into a settlement with respect to such Third Party Claim does not include (i) the admission of any liability or responsibility on behalf of the Indemnified Party, (ii) any financial obligation to be paid by the Indemnified Party or (iii) any sanction or restriction upon the conduct of any business of the Indemnified Party.
ARTICLE 13
MISCELLANEOUS
     13.1 Publicity/Confidentiality. Buyer and Seller agree that, from the date hereof through and including the Closing Date, no public release or announcement concerning this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall be issued or made by any Party without the prior consent of each other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law, prior contractual obligations or the rules or regulations of any securities exchange, whether in the United States or elsewhere, (or upon advice of counsel such release or announcement is appropriate or desirable under or in light of such contractual obligations, laws and regulations), in which case the Party
Retail Asset Purchase Agreement

making the release or announcement shall allow each other Party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing. Buyer and Seller shall cooperate to prepare a joint press release to be issued on the Closing Date and, upon the request of either Buyer or Seller, at the time of the signing of this Agreement. Buyer and Seller agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or prior contractual obligation or for financial reporting purposes and except that the Parties may disclose such terms to their respective Affiliates, counsel, auditors, accountants, agents, advisors and other representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).
     13.2 Governing Law. This Agreement and the Transaction Documents (unless expressly provided otherwise therein) and the obligations of the Parties hereunder and thereunder shall be governed by and construed and enforced in accordance with the substantive and procedural laws of the State of Texas, without regard to rules on choice of law. Subject to and without limiting the provisions of Section 13.3, any action to enforce the terms hereof or the Transaction Documents (unless expressly provided otherwise therein) may be properly venued in, and shall be brought in, the federal or state courts located in Houston, Texas. Each Party agrees that it shall irrevocably submit to the jurisdiction of such courts for purposes of actions to enforce the terms of this Agreement and the Transaction Documents (unless expressly provided otherwise therein) and to service of process by certified mail, delivered to the applicable Party at the address indicated herein. Each Party hereby irrevocably waives (on it own behalf and on behalf of its other Indemnified Parties), to the fullest extent permitted by applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile. In addition, each Party hereby irrevocably waives (on it own behalf and on behalf of its other Indemnified Parties), to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any proceedings relating to this Agreement or the Transaction Documents (unless expressly provided otherwise therein).
     13.3 Dispute Resolution. Except for matters covered by Section 9.5 (Future Conveyances/Leases) or Section 9.6 (Future Use of Premises) or related to an Access Agreement, for which Seller may pursue any remedy available at law or in equity, including but not limited to, seeking injunctive or equitable relief, or seeking any restraining order, temporary injunction and/or permanent injunction (mandatory and/or inhibitory) to compel compliance with this Agreement, the provisions of Article XVI of the Refinery Asset Purchase Agreement shall apply to any Claim arising out of or relating to this Agreement, or the performance, breach, validity, interpretation, application, or termination hereof whether based on contract, tort, statute or other legal or equitable theory (including any Claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of this Agreement including this Section). This Section 13.3 shall survive indefinitely.
     13.4 Assignment. This Agreement and any rights and obligations hereunder shall not be assignable or transferable by Buyer or Seller without the prior written consent of the other Party (provided that Seller’s prior written consent shall not be required in the event Buyer transfers its entire rights and obligations hereunder to its parent company or a wholly owned Subsidiary of Buyer, as long as Buyer first fully guarantees such parent company’s or Subsidiary’s performance of all of Buyer’s obligations under this Agreement and under all of the agreements that are exhibits hereto) and any purported assignment without such consent shall be void and without effect. Without limiting the generality of the preceding, the indemnification obligations of Seller and Buyer pursuant to this Agreement shall not be transferable or assignable in whole or in part without such Party’s prior written consent and any purported or attempted transfer or assignment by an Indemnified Party shall be null and void without the prior written consent of the Indemnifying Party. Notwithstanding the foregoing, Seller may assign or transfer any or all of its rights hereunder to any qualified intermediary to complete a 1031 Exchange as contemplated in this Agreement.
Retail Asset Purchase Agreement

     13.5 Collective Transaction. Seller and Buyer acknowledge that this Agreement has been entered into and Seller has agreed to perform post-Closing obligations under this Agreement in connection with, and in reliance on, Buyer’s execution of and performance under each of the Refiner- Supplier Development Agreement and the Access Agreements which run with and burden the Purchased Premises.
     13.6 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed or faxed, or if mailed, five (5) days after mailing (one (1) Business Day in the case of express mail or overnight courier service), as follows:
If to Buyer:
Tesoro Refining and Marketing Company
300 Concord Plaza Drive
San Antonio, Texas 78216
Attn: Chief Operating Officer
Fax: (210)283-2051
With a copy (which shall not constitute notice) to:
Tesoro Refining and Marketing Company
300 Concord Plaza Drive
San Antonio, Texas 78216
Attn: General Counsel
Fax: (210)745-4494
If to Seller:
Shell Oil Products
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attn: Vice President — Portfolio Americas
Fax: (713)241-9800
With a copy (which shall not constitute notice) to:
Shell Oil Products
One Shell Plaza
910 Louisiana
Houston, Texas 77002
Attn: General Counsel
Fax: (713)241-1444
     Any Party may change the address to which such communications are to be directed to it by giving written notice to the other in the manner above.
     13.7 Schedules. Matters listed once on the Schedules shall be deemed disclosed with reference to all sections of the Schedules (including any disclosures made in amendments made pursuant
Retail Asset Purchase Agreement

to Section 4.9) to the extent the applicability of such information is readily apparent. The inclusion of information in the Schedules shall not be construed as an admission that such information is material to the Assets or Seller. In addition, matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in such Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.
     13.8 Counterparts. This Agreement may be executed simultaneously in one or more counterparts (including by means of faxed signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.
     13.9 Entire Agreement. This Agreement, the Schedules and Exhibits and the agreements referred to herein or executed simultaneously herewith, set forth the entire agreement and understanding of the Parties in respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and undertakings, whether written or oral, relating to the subject matter hereof. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement will be binding unless hereafter made in writing and signed by the Party to be bound, and no modification will be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement, except as otherwise specifically agreed to by the Parties in writing.
     13.10 Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties, or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant representation or warranty.
     13.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
     13.12 No Third Party Beneficiaries. Except as provided with respect to indemnification for Indemnified Parties as set forth in ARTICLE 11 and elsewhere in this Agreement, nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective permitted successors and assigns.
     13.13 Binding Effect. Subject to the provisions hereof restricting assignment, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.
[Signature Page Follows]
Retail Asset Purchase Agreement

     IN WITNESS WHEREOF, the Parties have executed this Asset Purchase and Sale Agreement as of the day and year first above written.

SELLER: EQUILON ENTERPRISES LLC d/b/a Shell Oil Products US, a Delaware limited liability company
By:	/s/ David A. Sexton
David A. Sexton
President

BUYER: TESORO REFINING AND MARKETING COMPANY, a Delaware corporation
By:	/s/ Bruce A. Smith
Bruce A. Smith
Chairman of the Board of Directors and President

Retail Asset Purchase Agreement

SCHEDULE A

USAGE AND DEFINITIONS
     1.1 Usage. Unless otherwise specified:
          (a) a reference to “Articles”, “Sections”, “Annexes”, “Exhibits” and “Schedules” shall be deemed to be references to Articles and Sections of, and Annexes, Exhibits and Schedules to, the Agreement to which this Schedule A relates, unless the context shall otherwise require;
          (b) a reference to a “company” shall include any company, corporation or other body corporate, wherever and however incorporated or established and irrespective of the jurisdiction in or under the law of which it was incorporated or exists;
          (c) a reference to the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “or” is not exclusive. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any Transaction Document shall refer to the agreement as a whole and not to any particular provision of the agreement;
          (d) a reference to a “day” (including within the expression “Business Day”) shall mean a period of 24 hours running from midnight to midnight;
          (e) a reference to time is a reference to the local time in Houston, Texas;
          (f) all headings and titles used in any Transaction Document are for convenience only and are not to be used in the interpretation or construction of any Transaction Document;
          (g) where the context so requires, words importing the singular shall include the plural and vice versa and words importing gender include any other gender;
          (h) all statements or language placed in parentheses within the Agreement are done so solely for convenience and ease of reading. In no event should such statements or language be given less import or be interpreted differently than if it were not so parenthesized; and
          (i) any agreement, instrument, statute, code, proclamation or decree defined or referred to herein means such agreement, instrument, statute, code, proclamation or decree as from time to time amended, modified, supplanted or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, proclamations or decrees) by succession of comparable successor statutes, codes, proclamations or decrees. References to all agreements or instruments include attachments thereto and instruments incorporated therein and references to any statute, code, proclamation or decree shall include all rules and regulations promulgated thereunder.
     1.2 Definitions. The terms set out below shall have the following definitions when capitalized.
     “1031 Exchange” has the meaning set forth in Section 3.4 of the Agreement.
     “Agreement” has the meaning set forth in the introductory paragraph of the Agreement.
     “Agreement Regarding Conversion of Premises” has the meaning set forth in Section 9.7 of the Agreement.
Retail Asset Purchase Agreement

     “Access Agreement” has the meaning set forth in Section 5.2(f) of the Agreement.
     “Affiliate(s)” means, with respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. It is understood that (i) an entity (hereinafter referred to as the “parent entity”) directly “controls” another entity (hereinafter referred to as the “controlled entity”) if the parent entity holds shares or equivalent ownership interest or contractual rights carrying more than fifty percent (50%) of the votes exercisable at a general meeting (or its equivalent) of the controlled entity or the right to appoint a majority of the members of the board of directors (or its equivalent) of the controlled entity, and (ii) a parent entity indirectly “controls” a controlled entity if a series of entities can be specified beginning with the parent entity and ending with the controlled entity such that each entity of the series owns, either directly or through one or more entities in the series, more than a fifty percent (50%) interest in a later entity in the series or otherwise holds (directly or indirectly) the rights with respect to the controlled entity.
     “Asset Records’’ means, in each case with respect to the Purchased Premises and Open Dealer Premises, as applicable (i) general contact and profile information for all Dealers (including lessee Dealers) and Contract Operators, (ii) the most recent two (2) years of site maintenance records, (iii) the most recent two (2) years of site-level volume, store sales and car wash data, (iv) site-level asset ledgers in electronic format, (v) site plans, “as built,” engineered drawings, metes and bounds, drawings, schematics or site surveys, (vi) warranty and related data for Equipment, (vii) 2006 Mystery Shop/Image Audit or compliance results, and (viii) records relating to health, safety and maintenance for the most recent two (2) years, however, Asset Records shall not include (A) any of Sellers’ or its Affiliates’ business plans, strategies and financial records, (B) any of Sellers’ or its Affiliates’ corporate minute books and records and Tax Returns, (C) personnel or medical records for which a Seller Employee’s written consent to release of such record is not obtained, (D) materials that are subject to any applicable legal privileges, (E) information that is competitively sensitive or which Seller or any of its Affiliates is prohibited under applicable Law from disclosing to Buyer, and (F) information which Seller or any of its Affiliates is under an obligation to maintain confidential.
     “Assets” has the meaning set forth in Section 2.1 of the Agreement.
     “Assigned Permits” has the meaning set forth in Section 2.1(d) of the Agreement.
     “Assigned Rep” means the Seller’s Assigned Rep or the Buyer’s Assigned Rep, as the case may be.
     “Assignment of Contracts” has the meaning set forth in Section 5.2(d) of the Agreement.
     “Assignment of Dealer Instruments” has the meaning set forth in Section 5.2(i) of the Agreement.
     “Assignment of Lease” has the meaning set forth in Section 5.2(b) of the Agreement.
     “Assignment of MSO and Wholesale Marketer Agreements” has the meaning set forth in Section 5.2(h) of the Agreement.
Retail Asset Purchase Agreement

     “Assumed Contracts” has the meaning set forth in Section 2.1(g) of the Agreement.
     “Assumed Leases” has the meaning set forth in Section 2.1(b) of the Agreement.
     “Bill of Sale” has the meaning set forth in Section 5.2(c) of the Agreement.
     “Brand” means the “Shell” brand.
     “Business Day” means a day on which banking institutions in Houston, Texas are open for business.
     “Buyer” has the meaning set forth in the introductory paragraph of the Agreement.
     “Buyer Indemnified Parties” means Buyer, and its respective directors, officers, managers, and employees.
     “Buyer’s Assigned Rep” means C.A. Flagg or such other Person as Buyer may appoint from time to lime for purposes of Section 4.2 of the Agreement.
     “Buyer Required Consents” has the meaning set forth in Section 8.3 of the Agreement.
     “Claim” means a dispute, claim, or controversy whether based on contract, tort, strict liability, statute or other legal or equitable theory (including any claim of fraud, misrepresentation or fraudulent inducement or any question of validity or effect of an agreement).
     “Claim Notice” has the meaning set forth in Section 12.9 of the Agreement.
     “Closing” means the exchange of documents, instruments and funds as set forth in ARTICLE 5 of the Agreement, at the date, time and places set forth in Section 5.1 of the Agreement.
     “Closing Date” has the meaning set forth in Section 5.1 of the Agreement.
     “Closing Deadline” has the meaning set forth in Section 10.1(b) of the Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.
     “Confidentiality Agreement” means that certain Confidentiality Agreement dated August 7, 2006 between the Parties.
     “Contract Asset” means, collectively, the Assumed Leases, the Assumed Contracts, the Wholesale Marketer Agreements and the MSO Agreements and Dealer Instruments assumed by Buyer.
     “Contract Operator” means a Third-Party or other Person operating a retail motor fuel facility at the Contract Operator Premises pursuant to a written agreement with Seller or Seller’s Affiliates.
     “Contract Operator Premises” has the meaning set forth in the recitals of the Agreement.
     “Conversion Date” has the meaning set forth in Section 9.7 of the Agreement.
     “Conversion Period” has the meaning set forth in Section 9.7 of the Agreement.
Retail Asset Purchase Agreement

     “Dealer” means a Third Party or other Person operating a retail motor fuel facility at the RORO Premises or Open Dealer Premises using the Brand pursuant to a written agreement.
     “Dealer Instruments” has the meaning set forth in Section 2.1(h) of the Agreement.
     “Defaulting Party” has the meaning set forth in Section 10.5 of the Agreement.
     “Drop Threshold” has the meaning set forth in Section 2.3 of the Agreement.
     “Dropped Premises” has the meaning set forth in Section 2.3 of the Agreement.
     “Effective Time” has the meaning set forth in Section 5.6 of the Agreement.
     “Electing Party” has the meaning set forth in Section 3.4 of the Agreement.
     “Employment Commencement Date” has the meaning set forth in Schedule 4.2(d).
     “Environmental Agreement” has the meaning set forth in the recitals of the Agreement.
     “Environmental Condition” has the meaning set forth in the Environmental Agreement.
     “Environmental Laws” has the meaning set forth in the Environmental Agreement.
     “Environmental Reports” has the meaning set forth in the Environmental Agreement.
     “Equipment” has the meaning set forth in Section 2.1(c) of the Agreement.
     “ERISA” has the meaning set forth in Schedule 4.2(d).
     “Excluded Assets” has the meaning set forth in Section 2.2 of the Agreement.
     “Execution Date” has the meaning set forth in the introductory paragraph of the Agreement.
     “Fee Premises” has the meaning set forth in Section 2.1(a) of the Agreement.
     “Governmental Entity” means the United States and any foreign, state, county, city or other political subdivision and any department, commission, board, bureau, agency, commission, officer, official, court, tribunal, arbitrator, board or bureau or other instrumentality thereof and any self-regulatory organization, such as a securities exchange.
     “Grant Deed” has the meaning set forth in Section 5.2(a) of the Agreement.
     “HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indemnity Cap” has the meaning set forth in Section 12.2 of the Agreement.
     “Indemnifying Party” means Seller, pursuant to Section 11. l(a), or Buyer, pursuant to Section 11.2(a), as the case may be.
     “Indemnified Party” means a Party entitled to indemnification under the Agreement.
     “Initial Schedules Update” has the meaning set forth in Section 4.9.
Retail Asset Purchase Agreement

     “Inventory Statement” has the meaning set forth in Section 3.2 of the Agreement.
     “Laws” means any applicable statute, law, ordinance, code (including the Code), rule or regulation of any Governmental Entity and any applicable order, decision, injunction, judgment, award and decree or consent of or agreement with any Governmental Entity.
     “Leased Premises” has the meaning set forth in Section 2.1(b) of the Agreement.
     “Losses” means any and all costs, Claims, losses (but excluding lost profits except to the extent awarded to a Third Party), liabilities, fines, penalties, obligations (including corrective and remedial obligations), damages (but excluding any indirect, special, punitive, exemplary and consequential damages other than such damages as may be awarded to a Third Party), and expenses (including reasonable legal fees and expenses and reasonable fees and expenses of other consultants, in each case as may be incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder).
     “Management-Level Rep” has the meaning set forth in Section 4.2(c) of the Agreement.
     “Material Adverse Effect” means any change, circumstance, consequence or event that either has, or is reasonably likely to have, a material adverse effect on the Assets or the Purchased Premises, taken as a whole, or that will, or is reasonably expected to, materially impair or delay the ability of Seller to consummate the transactions contemplated by the Agreement.
     “Material Title Objections” means any objections to title matters reflected in the Title Commitment that would materially restrict, or adversely affect in a material way, the use of a Purchased Premises by Buyer for retail motor fuel sales and any other current use on such Purchased Premises, but does not include Permitted Encumbrances.
     “Minimum Volume Throughput Requirement” means 594,000,000 gallons per year (90% x 55 mmg/month).
     “Monetary Liens” has the meaning set forth in Section 4.4 of the Agreement.
     “MSO” means a third party operating a retail motor fuel facility pursuant to a MSO Agreement.
     “MSO Agreement” means a Multisite Contractor Operated Retail Outlet Agreement.
     “Non-Petroleum Products Inventory” means all stock, food and beverage inventory (including, without limitation, cigarette inventory) present at the Purchased Premises, but excluding all Refined Petroleum Products Inventory.
     “Open Dealer Premises” has the meaning set forth in the recitals of the Agreement.
     “Parties” means Seller and Buyer, collectively.
     “Party” means each of Seller and Buyer.
     “Permit” means licenses, permits, certificates, orders, approvals and authorizations from a Governmental Entity necessary to operate the Assets.
     “Permitted Encumbrances” has the meaning set forth in Section 4.4 of the Agreement.
Retail Asset Purchase Agreement

     “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, trust, estate, unincorporated organization or Governmental Entity; references to any Person includes reference to any successors in title and permitted assigns.
     “Phase II Environmental Assessment” means activities designed to address remaining open questions following non-intrusive studies of the Premises, and may include, drilling and soil sampling near active or formerly active areas, the installation and sampling of groundwater monitoring wells or soil-gas sampling.
     “PMPA” means the Petroleum Marketing Practices Act.
     “Post-Closing Removal Premises” has the meaning set forth in the Environmental Agreement.
     “Pre-Closing Removal Premises’’ has the meaning set forth in the Environmental Agreement.
     “Post-Retirement Funds” has the meaning set forth in Schedule 4.2(d).
     “Purchase Price” has the meaning set forth in Section 3.1 of the Agreement.
     “Purchased Premises” has the meaning set forth in the recitals of the Agreement.
     “Refined Petroleum Products Inventory” means the automotive gasoline and diesel fuel inventory present at a Purchased Premises and owned by the Seller on the Closing Date.
     “Refiner-Supplier Development Agreement” has the meaning set forth in Section 2.5 of the Agreement.
     “Refinery” has the meaning set forth in the recitals of the Agreement.
     “Refinery Asset Purchase Agreement” has the meaning set forth in the recitals of the Agreement.
     “Refinery Closing” has the meaning set forth in Section 6.1(e) of the Agreement.
     “Reinstated Premises” has the meaning set forth in Section 2.3 of the Agreement.
     “Remediation” has the meaning set forth in the Environmental Agreement.
     “Replacement Asset(s)” has the meaning set forth in Section 2.3 of the Agreement.
     “Representatives” means a Party’s officers, directors, partners, members, managers shareholders and Affiliates, as the case may be, and its employees, attorneys, agents, advisors, consultants, accountants and financing sources.
     “Right of First Refusal” has the meaning set forth in the Branding Agreement.
     “ROFR Premises” means has the meaning set forth in Section 4.5 of the Agreement.
     “RORO Premises” has the meaning set forth in the recitals of the Agreement.
     “Seller” has the meaning set forth in the introductory paragraph of the Agreement.
     “Seller Employees” has the meaning set forth in Schedule 4.2(d).
Retail Asset Purchase Agreement

     “Seller Indemnified Parties’’ means the Seller and its directors, officers, managers and employees.
     “Seller Required Consents” has the meaning set forth in Section 7.3 of the Agreement.
     “Seller’s Assigned Rep” means M. Charles Marion or such other Person as Seller may appoint from time to time for purposes of Sections 4.1 and 4.2 of the Agreement.
     “Seller’s Knowledge” means the actual knowledge of Peter Hallberg (PMO Manager) and Steve Brommer (Sales Manager).
     “Site List” has the meaning set forth in the recitals of the Agreement.
     “State” means with respect to a Purchased Premises the state in which such Purchased Premises is located.
     “Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.
     “Tax Return’’ means any return, declaration, report or similar statement required to be filed with respect to any Taxes (including any attached schedules) including any information return, claim for refund, amended return and declaration of estimated Taxes.
     “Taxes” means all United States federal, state, local or foreign income, profits, gross receipts, windfall profits, severance, real or personal property, intangible property, occupation, production, franchise, capital gains, employment, withholding, social security (or similar), disability, registration, stamp, payroll, goods and services, alternative or add-on minimum tax, or any other taxes, charges, fees, imposts, duties, levies, withholdings or other assessments imposed by any governmental entity, including environmental taxes imposed pursuant to Chapter 38 of the Code, and similar state laws, excise taxes, customs duties, utility, property, sales, use, value added, transfer and fuel taxes, or other like assessment or charge of any kind whatsoever, together with any interest, fines, penalties or additions to tax attributable to or imposed on or in respect thereof imposed by any Governmental Authority, whether or not disputed, including all applicable sales, use, excise, business, occupation or other tax, if any, relating to this or any other service, supply or operating agreement and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other Person.
     “Termination Date” has the meaning set forth in Section 12.3 of the Agreement.
     “Third Party” means a Person other than Seller, Buyer and their respective Affiliates.
     “Third Party Claim” has the meaning set forth in Section 12.10 of the Agreement.
     “Threshold Amount” has the meaning set forth in Section 12.2 of the Agreement.
     “Title Commitment” means a current CLTA title commitment for an Owner’s Policy of Title Insurance or a Leasehold Policy of Title Insurance, as the case may be, for a Purchased Premises issued through the Title Company setting forth the state of title of each of the Purchased Premises and all liens,
Retail Asset Purchase Agreement

encumbrances and matters of record affecting such Purchased Premises, including easements, restrictions, rights-of-ways, covenants, conditions and reservations, if any, affecting the Purchased Premises, together with legible copies of the recorded instruments relating to such title matters and encumbrances.
     “Title Company” has the meaning set forth in Section 4.3 of the Agreement.
     “Transaction Documents” means the Agreement, the Environmental Agreement, the Grant Deed, the Assignment of Lease, the Bill of Sale, the Assignment of Contracts, the Refiner-Supplier Development Agreement, the Access Agreement, the Assignment of MSO and Wholesale Marketer Agreements, the Assignment of Dealer Instruments and the Transition Services Agreement.
     “Transfer Documents” means the Agreement, the Grant Deed, the Assignment of Lease, the Bill of Sale, the Assignment of Contracts, the Assignment of MSO and Wholesale Marketer Agreements and the Assignment of Dealer Instruments.
     “Transition Services Agreement” has the meaning set forth in Section 5.2(j) of the Agreement.
      “UST” means an underground storage tank.
     “UST System” means the underground storage tanks, piping, leak detection devices and any related equipment, including “inground” hoists, direct and remote vapor and fill lines/buckets used for the storage and dispensing of petroleum products, used oil and/or heating oil, and other equipment related to the operation of a motor fuel service station which are, were or may be present on the Purchased Premises, but does not include any concrete or other slab or platform upon which such equipment may be stationed.
      “WARN Act” has the meaning set forth in Schedule 4.2(d).
     “Wholesale Marketer Agreements” has the meaning set forth in Section 2.1(f) of the Agreement.
Retail Asset Purchase Agreement